Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111240

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 7, 2004

$400,000,000

The Premcor Refining Group Inc.

$200,000,000 6 1/8% Senior Notes due 2011

$200,000,000 6 3/4% Senior Notes due 2014

Unconditionally Guaranteed by Premcor Inc.

We will pay interest on the notes each May 1 and November 1. The first interest payment will be made on November 1, 2004. The notes due 2011 are not redeemable prior to maturity, except as described below. We are entitled to redeem some or all of the notes due 2014 on or after May 1, 2009 at the redemption prices set out in this prospectus supplement. We are also entitled to redeem up to 35% of the aggregate principal amount of the notes due 2014 before May 1, 2007 with net proceeds that we raise in equity offerings at a redemption price equal to 106.75% of the principal amount plus accrued interest. If we experience a change of control that results in a ratings decline, holders of the notes may require us to repurchase the notes.

We may redeem all, but not less than all, of the notes of either series, or of both series, at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption, by giving notice on or prior to June 30, 2004 if we have not by then consummated the acquisition of the Delaware City refinery, as described in this prospectus supplement, and the agreement to purchase the Delaware City refinery has been terminated. After June 30, 2004, we will not be entitled to redeem any of the notes except as described in the paragraph above.

Premcor Inc. will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration or otherwise. The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt.

Concurrently with this offering, Premcor Inc. is offering by means of a separate prospectus supplement shares of common stock. Neither offering is contingent upon the other.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “ Risk Factors” beginning at page S-14 of this prospectus supplement and beginning at page 6 of the accompanying prospectus.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to The Premcor Refining Group Inc.
Per Note due 2011	100.0%	0.875%	99.125%
Per Note due 2014	100.0%	0.875%	99.125%
Total	$400,000,000	$3,500,000	$396,500,000

(1)	Plus accrued interest, if any, from April 23, 2004.

Delivery of the notes, in book-entry form only, will be made on or about April 23, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston	Morgan Stanley	Citigroup

UBS Investment Bank

The date of this prospectus supplement is April 20, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to our business. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this series of notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts combined. If the description of your notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and accompanying prospectus, including the documents that we incorporate by reference, contain both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors,” in the prospectus supplement and the accompanying prospectus and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

MARKET DATA

We obtained market and competitive position data including market forecasts used throughout this prospectus supplement and the accompanying prospectus and incorporated by reference herein from market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and neither we nor the underwriters make any representation as to the accuracy of such information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It is not complete and may not contain all the information that you consider important. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents to which we have referred you in their entirety. As used in this prospectus supplement, the terms “PRG” “we,” “our,” or “us” refer to The Premcor Refining Group Inc. . and its consolidated subsidiaries, including Sabine River Holding Corp., Neches River Holding Corp., Port Arthur Coker Company L.P. and Port Arthur Finance Corp., taken as a whole, and its predecessors unless the context otherwise indicates.

The Premcor Refining Group Inc. is a wholly owned subsidiary of Premcor USA Inc. Premcor USA Inc., in turn, is a wholly owned subsidiary of Premcor Inc. Premcor Inc., a Delaware corporation, was incorporated in April 1999. PRG and its indirect subsidiary, Port Arthur Coker Company, L.P., or PACC, are Premcor, Inc.’s principal operating subsidiaries.

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. We currently own and operate three refineries, which are located in Port Arthur, Texas, Memphis, Tennessee, and Lima, Ohio, with a combined crude oil volume processing capacity, known as throughput capacity, of approximately 610,000 barrels per day or bpd. We sell petroleum products in the Midwest, the Gulf Coast, Eastern and Southeastern United States. We sell our products on an unbranded basis to approximately 1,200 distributors and chain retailers through our own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

For the year ended December 31, 2003, highly refined products, known as light products, such as transportation fuels, petrochemical feedstocks and heating oil, accounted for approximately 93% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low-sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 42% of our total product volume.

We source our crude oil on a global basis through a combination of long-term crude oil purchase contracts, short-term purchase contracts and spot market purchases. The long-term contracts provide us with a steady supply of crude oil, while the short-term contracts and spot market purchases provide us with flexibility in obtaining crude oil. Since all of our refineries have access, either directly or though pipeline connections, to deepwater terminals, we have the flexibility to purchase foreign crude oils via waterborne delivery or domestic crude oils via pipeline delivery. Our Port Arthur refinery, which possesses one of the world’s largest coking units, can process approximately 80% low cost, heavy sour crude oil, substantially all of which is crude oil from Mexico called Maya.

Delaware City Refinery Acquisition

On March 30, 2004, we executed an agreement with Motiva Enterprises LLC, or Motiva, to purchase its Delaware City refining assets located in Delaware City, Delaware. The purchase price is $800 million, plus the value of net working capital, currently estimated at $100 million, which we expect will be funded with available cash. We expect to finance the purchase of the refinery assets with approximately equal parts equity and debt, including the net proceeds from this offering and the net proceeds from a public offering of Premcor Inc.’s common stock. In addition, Motiva will be entitled to receive from us earn-out payments of $25 million per year up to a total of $75 million over a three-year period depending on the amount of crude oil processed at the refinery and the level of industry refining margins during that period, and a $25 million payment per year up to a total of $50 million over a two-year period depending on the achievement of certain performance criteria at the gasification facility.

The Delaware City refinery is a high-conversion heavy crude oil refinery with a rated crude oil throughput capacity of 180,000 bpd. Also included in the acquisition is a petroleum coke gasification unit, a cogeneration facility, crude oil and product tankage, and a 50,000 bpd truck-loading rack. Major process units include a crude unit, a fluid coking unit, a fluid catalytic cracking unit, a hydrocracking unit with a hydrogen plant, a continuous catalytic reformer, an alkylation unit, and several hydrotreating units. Primary products include regular and premium conventional and reformulated gasoline, low-sulfur diesel, and home heating oil. The refinery’s production is sold in the U.S. Northeast via pipeline, barge, and truck distribution. The refinery’s petroleum coke production is sold to third parties or gasified to fuel the cogeneration facility, which is designed to supply electricity and steam to the refinery as well as electricity for sale to third parties.

We expect the acquisition to be completed by the end of the second quarter of 2004, subject to our obtaining the necessary financing and the satisfaction of customary conditions. There is no assurance we will consummate the transaction.

Market Trends

We believe that the longer-term outlook for the United States refining industry is attractive due to certain significant trends that we have identified. We believe that:

•	The supply and demand fundamentals for refined petroleum products have improved since the late 1990s and will continue to improve. While the Department of Energy’s Energy Information Administration, or EIA, expects refining capacity growth to be nominal over the next two decades and utilization to remain high relative to historical levels, the EIA expects demand for petroleum products to continue to grow steadily at 1.6% per year over the next two decades. Of this projected growth, approximately 96% is expected to come from the increased consumption of light petroleum products including gasoline, diesel, jet fuel and liquefied petroleum gas. We believe that impending regulatory requirements will result in the rationalization of non-competitive refineries, further reducing refining supply.

•	Increasing worldwide supplies of lower cost sour and heavy sour crude oil will provide an increasing cost advantage to those refineries with complex configurations that are able to process these crude oils. Industry sources estimate that total worldwide heavy sour crude oil production will increase, which should result in a continuation of the downward price pressure on this type of crude oil relative to benchmark West Texas Intermediate crude oil, and that imports, primarily from Latin America and Canada, of sour and heavy sour crude oil are also expected to increase over the next several years.

•	Products meeting evolving fuel specifications will account for an increasing share of total fuel demand, which will benefit refiners possessing the capabilities to blend and process these fuels. According to industry sources, the demand for reformulated gasoline and the oxygenates used in its production is expected to increase over the next several years, while the trend toward banning MTBE as a blendstock in reformulated gasoline is expected to result in a reduction of the gasoline supply by 3% to 4%.

•	The continuing consolidation in the refining industry will create attractive opportunities to acquire competitive refining capacity. We believe that integrated oil companies may continue the trend of divesting refining assets rather than making costly investments to meet increasingly strict product specifications.

Competitive Strengths

We believe that we have the following strengths:

•	As a “pure-play” refiner, which is a refiner without crude oil exploration and production or retail sales operations, we are free to acquire the most attractive crude oil supply and to supply our products to markets having the greatest profit potential and to focus our management attention and capital expenditures solely on refining.

•	Our refineries are logistically well-located modern facilities of significant size and scope with access to a wide variety of crude oils and product distribution systems.

•	Our Port Arthur, Texas refinery and the Delaware City refinery we plan to acquire have significant heavy sour crude oil processing capacity, giving us a cost advantage over other refiners that are not able to process high volumes of these less expensive crude oils.

•	We have a long-term heavy sour crude oil supply agreement with an affiliate of Petroleos Mexicanos, or PEMEX, the Mexican state oil company, that provides a stable and secure supply of heavy sour Maya crude oil to our Port Arthur refinery.

•	We have an experienced and committed management team led by Mr. Thomas D. O’Malley, a refining industry veteran with a proven track record of growing businesses and shareholder value through acquisitions.

Business Strategies

Our goal is to be a premier independent refiner and supplier of unbranded petroleum products in the United States and to be an industry leader in growing shareholder value. We intend to accomplish this goal, grow our business, enhance earnings and improve our return on capital by executing the following strategies:

•	Growing through timely and cost-effective acquisitions and by undertaking discretionary capital projects to improve, upgrade and potentially expand our refineries.

•	Continuing to promote excellence in safety and reliability at our operations.

•	Maintaining an organization in which employees are highly motivated to enhance earnings and improve return on capital.

Other Financing Transactions

Concurrently with this offering, our ultimate parent company, Premcor Inc., is offering 13,000,000 shares of its common stock at a price of $34.00 per share to generate net proceeds, after underwriting discounts and commissions, fees and expenses, of approximately $426 million. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy such common stock. Neither the offering made hereby nor the equity offering is contingent on the other or upon the closing of the Delaware City refinery acquisition.

On April 13, 2004, we completed a new $1 billion senior secured revolving credit facility, maturing in April 2009, to replace our existing $785 million credit facility. The facility will be used primarily to secure crude oil purchase obligations for our refinery operations and to provide for other working capital needs. The revolving credit facility allows for the issuance of letters of credit up to the lesser of $1 billion or the amount available under a defined borrowing base. The borrowing base includes, among other items, eligible cash and cash equivalents, eligible investments, eligible receivables, and eligible petroleum inventories. The revolving credit facility also allows for loans of up to $1 billion, subject to availability under the facility (which availability is reduced through usage of letters of credit), and allows for an overall increase in the principal amount of the facility of up to $250 million under certain circumstances. The revolving credit facility is secured by a lien on substantially all of our cash and cash equivalents, receivables, crude oil and refined product inventories and intellectual property. The collateral also includes the capital stock of Sabine River Holding Corp. and certain other subsidiaries and certain inventory of Port Arthur Coker Company L.P. Any borrowings under this facility would bear interest at a rate based on the highest of three U.S. based rate formulas or the Eurodollar rate plus a defined margin.

The covenants and conditions under the new credit agreement are generally less restrictive than the covenants contained in the agreement governing our terminated $785 million facility. The new credit agreement contains covenants and conditions that, among other things, limits dividends, indebtedness, liens, investments, restricted payments as defined, and the sale of assets, and also provides for a cumulative cash flow test that must not be less than zero at certain times as specified in the agreement. However, we would be subject to more restrictive covenants in the event that we do not maintain certain availability or liquidity requirements as defined in the new credit agreement. We would have met these availability or liquidity requirements if the new credit facility had been in effect on March 31, 2004. Additionally, the new credit agreement includes a reduced bank fee structure, which could result in savings ranging from $4 million to $6 million annually.

Corporate Structure

The following chart summarizes the current corporate structure of the principal subsidiaries of Premcor Inc.:

* * * *

We are a Delaware corporation. Our principal executive offices are located at 1700 East Putnam Avenue, Suite 400, Old Greenwich, Connecticut 06870, and our telephone number is (203) 698-7500. Our website address is www.premcor.com. Information contained on our website is not incorporated by reference into this prospectus supplement and should not be considered to be a part of this prospectus supplement.

THE OFFERING

The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see “Description of the Notes.”

Securities Offered	$200.0 million aggregate principal amount of 6 1/8% senior notes due 2011 and $200.0 million aggregate principal amount of 6 3/4% senior notes due 2014.

Maturities	May 1, 2011 and May 1, 2014.

Interest	Interest will be payable in cash on May 1 and November 1 of each year, beginning November 1, 2004.

Special Optional Redemption

We will be entitled to redeem all, but not less than all, of the notes due 2011 and/or all, but not less than all, of the notes due 2014 at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption, by giving notice on or prior to June 30, 2004 if we have not by then consummated the acquisition of the Delaware City refinery and the agreement to purchase the Delaware City refinery has been terminated. This special optional redemption right will terminate after June 30, 2004, or earlier upon the consummation of the Delaware City refinery acquisition. See “Description of the Notes—Special Optional Redemption.”

Optional Redemption	Except as set forth above under “Special Optional Redemption”, the notes due 2011 are not redeemable prior to maturity.

We may redeem any of the notes due 2014 beginning on May 1, 2009. The redemption price for the notes due 2014 will decline each year after 2009 and will be 100% of their principal amount, plus accrued interest, beginning on May 1, 2012. See “Description of the Notes—Optional Redemption.”

In addition, until May 1, 2007, we may redeem up to 35% of the aggregate principal amount of the notes due 2014 with the net proceeds of sales of common stock by us, Premcor USA or Premcor Inc. at a redemption price equal to 106.75% of the principal amount, plus accrued and unpaid interest, of the notes due 2014 being redeemed. We may make such redemption only if, after any such redemption, at least 65% of the aggregate amount of the notes due 2014 originally issued remains outstanding.

Change of Control

Upon a change of control that results in a rating decline with respect to either series of the notes (as defined under “Description of the Notes”), we will be required to make an offer to purchase the notes of that series at a purchase price of 101% of the principal amount of the notes of that series on the date of purchase plus accrued interest. We may not have sufficient funds available at that time to make any required debt repayment (including purchases of the notes), and certain provisions of our other debt agreements (including our credit agreement) may further limit our ability to make these purchases. See “Risk Factors—Risks Related to this Offering—We may be unable to purchase the notes upon a change of control.”

Ranking

The notes will be our senior unsecured obligations. They will rank equal in right of payment with any of our existing and future senior indebtedness and senior in right of payment to any of our existing and future subordinated indebtedness. Because the notes are unsecured, obligations under our credit agreement will effectively rank senior with respect to the pledged collateral thereunder to the senior notes offered hereby. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. We and our subsidiaries may incur additional debt, subject to the limits of the indenture, and our subsidiaries may incur other liabilities without limit by the indenture.

As of December 31, 2003, on an as adjusted basis after giving effect to this offering and the intended use of proceeds therefrom, we would have had approximately $1,852.1 million in total outstanding indebtedness, including $221.8 million of senior secured notes of our indirect subsidiary, Port Arthur Finance Corp., which PRG has guaranteed. In addition, as of such date, PRG’s subsidiaries had other liabilities totaling $230.2 million, of which $77.6 million was due to Premcor Inc.

Certain Covenants Before an Investment Grade Rating Event	The terms of the notes restrict our ability and the ability of certain of our subsidiaries (as described in “Description of the Notes”) to:

•	incur or guarantee additional indebtedness;

•	pay dividends on and redeem capital stock;

•	sell assets and capital stock;

•	enter into transactions with affiliates;

•	create liens;

•	engage in mergers and consolidations; and

•	transfer substantially all of our assets to another person.

However, these limitations are subject to a number of important qualifications and exceptions.

Certain Covenants After an Investment Grade Rating Event …

After an investment grade rating event (as defined under “Description of the Notes”), certain of the covenants described in the preceding paragraph will cease to exist or will be modified. The terms of the notes will then restrict our ability and the ability of certain of our subsidiaries to:

•	create liens with respect to certain assets;

•	enter into sale-leaseback transactions; and

•	engage in certain mergers and consolidations.

Use of Proceeds	We intend to use the proceeds of this offering and the equity offering by Premcor Inc. to finance the Delaware City refinery acquisition and for general corporate purposes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table presents summary consolidated financial and other data about Premcor Inc. The summary statement of earnings and cash flows data for the years ended December 31, 2003, 2002 and 2001 and the selected balance sheet data as of December 31, 2003 and 2002 are derived from Premcor Inc.’s audited consolidated financial statements including the notes thereto incorporated by reference in this prospectus supplement. The selected statement of earnings and cash flow data for the years ended December 31, 2000 and 1999, and the selected balance sheet data as of December 31, 2001, 2000, and 1999 have been derived from Premcor Inc.’s audited consolidated financial statements, including the notes thereto, which are not incorporated by reference in this prospectus supplement. The data below reflects the closure of our Blue Island refinery in January 2001, the closure of our Hartford refinery in September 2002 and the acquisition of our Memphis refinery in March 2003. This table should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in millions, except per share data)
Statement of earnings data:
Net sales and operating revenues (1)	$8,803.9	$5,906.0	$5,985.0	$7,162.3	$4,245.7
Cost of sales (1)	7,719.2	5,235.0	4,818.9	6,423.1	3,825.0
Operating expenses	524.9	432.2	467.7	467.7	402.8
General and administrative expenses	67.1	51.8	63.3	53.0	51.5
Stock-based compensation	17.6	14.0	—	—	—
Depreciation and amortization (2)	106.2	88.9	91.9	71.8	63.1
Refinery restructuring and other charges	38.5	172.9	176.2	—	—
Inventory write-down (recovery) to market value	—	—	—	—	(105.8)

Operating income (loss)	330.4	(88.8)	367.0	146.7	9.1
Interest expense and finance income, net (3)	(115.1)	(101.8)	(139.5)	(82.2)	(91.5)
Gain (loss) on extinguishment of long-term debt (4)	(27.5)	(19.5)	8.7	—	—
Income tax (provision) benefit	(64.0)	81.3	(52.4)	25.8	12.0
Minority interest in subsidiary	—	1.7	(12.8)	(0.6)	1.4

Income (loss) from continuing operations	123.8	(127.1)	171.0	89.7	(69.0)
Discontinued operations, net of taxes (5)	(7.2)	—	(18.0)	—	32.6

Net income (loss)	116.6	(127.1)	153.0	89.7	(36.4)
Preferred stock dividends	—	(2.5)	(10.4)	(9.6)	(8.6)

Net income (loss) available to common stockholders	$116.6	$(129.6)	$142.6	$80.1	$(45.0)

Net income (loss) from continuing operations per share:
—basic	$1.70	$(2.65)	$5.05	$2.79	$(3.59)
—diluted	1.68	(2.65)	4.65	2.55	(3.59)
Weighted average number of common shares outstanding:
—basic	72.8	49.0	31.8	28.8	21.6
—diluted	73.6	49.0	34.5	31.5	21.6

Cash flow data:
Cash flows from operating activities	$182.4	$15.9	$439.2	$124.4	$85.5
Cash flows from investing activities	(710.3)	(144.5)	(152.9)	(375.3)	(321.3)
Cash flows from financing activities	787.2	(214.1)	(66.3)	234.8	393.9
Capital expenditures for property, plant and equipment	229.8	114.3	94.5	390.7	438.2
Capital expenditures for turnarounds	31.5	34.3	49.2	31.5	77.9
Refinery acquisition expenditures	476.0	—	—	—	—
Earn-out payment on refinery acquisition	14.2	—	—	—	—

	Year Ended December 31,
	2003	2002	2001	2000	1999
	(in millions, except per share data)
Key operating statistics:
Production (barrels per day in thousands)	532.6	438.2	463.4	477.3	460.5
Crude oil throughput (barrels per day in thousands)	501.3	412.8	439.7	468.0	451.7
Total crude oil throughput (millions of barrels)	183.0	150.7	160.5	171.3	164.9
Per barrel of crude oil throughput:
Gross margin	$5.93	$4.45	$7.27	$4.32	$2.55
Operating expenses	2.87	2.87	2.91	2.73	2.44

	As of December 31,
	2003	2002	2001	2000	1999
	(in millions)
Balance sheet data:
Cash, cash equivalents and short-term investments (6)	$499.2	$234.0	$542.6	$291.8	$307.6
Working capital	860.1	320.9	482.6	325.0	305.8
Total assets	3,715.3	2,323.0	2,509.8	2,469.1	1,984.1
Long-term debt	1,452.1	924.9	1,472.8	1,516.0	1,340.4
Exchangeable preferred stock	—	—	94.8	90.6	81.1
Stockholders’ equity	1,145.2	704.0	294.7	152.1	14.7

(1)	Cost of sales includes the net effect of the buying and selling of crude oil to supply our refineries. Operating revenue and cost of sales for 2002, 2001, 2000 and 1999 have been reclassified to conform to the fourth quarter 2003 application of EITF 03-11 Reporting Gains and Losses on Derivative Instruments That Are Subject to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not Held for Trading Purposes, effective as of January 1, 2003. The reclassification had no effect on previously reported operating income (loss) or net income (loss). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—2003 Compared to 2002” incorporated by reference in this prospectus supplement.

(2)	Amortization includes amortization of turnaround costs.

(3)	Interest expense and financing income, net, included amortization of debt issuance costs of $9.1 million, $12.3 million, $14.9 million, $12.4 million, and $7.9 million for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, respectively. Interest expense and financing income, net, also included interest on all indebtedness, net of capitalized interest and interest income.

(4)	In 2002, we elected the early adoption of Statement of Financial Accounting Standard No. 145 and, accordingly, have included the gain (loss) on extinguishment of long-term debt in “Income (loss) from continuing operations” as opposed to as an extraordinary item, net of taxes, in our statement of operations. We have accordingly restated our statement of operations and statement of cash flows for 2001.

(5)	Discontinued operations is net of an income tax benefit of $4.4 million and $11.5 million for the years ended December 31, 2003 and 2001, respectively, and an income tax provision of $21.0 million for the year ended December 31, 1999.

(6)	Cash, cash equivalents, and short-term investments includes $66.6 million, $61.7 million, and $30.8 million of cash and cash equivalents restricted for debt service as of December 31, 2003, 2002, and 2001, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and Premcor Inc.’s ratio of earnings to fixed charges each for the periods indicated:

	Year Ended December 31,
	1999	2000	2001	2002	2003
PRG	N/A	1.14	2.58	N/A	2.18
Premcor Inc.	N/A	N/A	2.22	N/A	2.16

The ratio of earnings to fixed charges is calculated by dividing earnings from continuing operations before income taxes and minority interest, as adjusted, by fixed charges. Earnings from continuing operations before income taxes and minority interest is adjusted to reflect only distributed earnings of investments accounted for under the equity method, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest on indebtedness, including amortization of discount and debt issuance costs and capitalized interest, and one-third of rental and lease expense, the approximate portion representing interest. For us, as a result of losses, earnings were insufficient to cover fixed charges by $87.2 million and $193.0 million for the years ended December 31, 1999 and 2002, respectively.

For Premcor Inc., as a result of losses, earnings were insufficient to cover fixed charges by $113.6 million, $6.6 million and $216.2 million for the years ended December 31, 1999, 2000 and 2002, respectively.

RISK FACTORS

An investment in our notes involves risk. You should consider carefully, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, the following risk factors and the risk factors contained in the accompanying prospectus before purchasing any notes.

Risks Related to Delaware City Refinery Acquisition and Future Acquisitions

We may not realize the anticipated benefits of the Delaware City refinery acquisition.

Our estimates regarding the earnings, operating cash flow, capital expenditures and liabilities resulting from our acquisition of the Delaware City refinery may prove to be incorrect. In addition, we may not realize any synergies and we may not be successful in integrating the acquired assets into our existing business.

If we do not consummate the Delaware City refinery acquisition, we will not realize the anticipated benefits from the acquisition.

Although information in this prospectus supplement assumes the consummation of the Delaware City refinery acquisition, the consummation is subject to the satisfaction of certain conditions. Our failure to acquire the Delaware City refinery would result in our asset base being smaller than as described in this prospectus settlement. Accordingly, we would not realize the anticipated benefits we discuss in this prospectus settlement which are based on our completion of this acquisition. Additionally, if the Delaware City refinery acquisition is not consummated for any reason, we would retain broad discretion as to the use of the net proceeds of this offering and the public equity offering by Premcor Inc. and we might not be able to effectively deploy them.

We may be liable for significant environmental costs relating to the Delaware City refinery acquisition or future acquisitions.

In connection with acquisitions of refineries, we may become responsible for certain environmental clean-up liabilities or costs. The Delaware City refinery acquisition agreement provides that, subject to certain limitations, the seller shall indemnify us against certain environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the ownership, operation or use of the refinery assets prior to the closing. Conversely, we have agreed to indemnify the seller against environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the period of time after the closing. These indemnities are generally subject to a cap of $50 million, with the exception of certain matters, including outstanding consent orders involving, and ongoing cleanup projects at, the refinery, which are subject to an aggregate cap of $800 million. In addition, we have agreed to be generally responsible for costs relating to existing consent orders relating to the refinery. In particular, we have agreed to assume responsibility under an existing consent order which requires the installation of air pollution control technology to the refinery’s coker and fluid catalytic cracker by 2006. The seller estimates this project to cost approximately $175 million. There can be no assurances that the seller will satisfy its obligations under this agreement, or that significant liabilities will not arise with respect to the matters we have assumed or for which we are indemnifying the seller. In addition, we may agree to be responsible for these or other types of environmental liabilities in connection with future acquisitions. There can be no assurances that these environmental liabilities and/or costs or expenditures to comply with environmental laws will not have a material adverse effect on our current or future financial condition, results of operations and cash flow.

We may not be able to consummate future acquisitions or successfully integrate the Delaware City refinery or other future acquisitions into our business.

A substantial portion of our growth over the last several years has been attributed to acquisitions. A principal component of our strategy going forward is to continue to selectively acquire refining assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to support our growth, and many other factors beyond our control. We may not be successful in implementing our acquisition strategy and, even if implemented, such strategy may not improve our operating results. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility.

In connection with the Delaware City refinery acquisition or with future acquisitions, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations. These difficulties may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. The Delaware City refinery acquisition and any future acquisitions involve risks, including:

•	unexpected losses of key employees, customers and suppliers of the acquired operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations; and

•	mitigating contingent and/or assumed liabilities.

Risks Related to this Offering

Our use of certain federal income tax attributes will be limited because we will experience an ownership change as defined in the Internal Revenue Code as a result of Premcor Inc.’s concurrent public equity offering.

As of December 31, 2003, Premcor Inc. and the subsidiary group of which we are a member (the “Premcor Group”) had regular federal income tax net operating loss carryforwards of approximately $420 million and alternative minimum tax net operating loss carryforwards of approximately $192 million.

For federal income tax purposes, we will, as a result of the concurrent equity offering by Premcor, Inc., experience a stock ownership change of more than 50%, determined over the preceding three-year period. Under federal tax law, the more than 50% stock ownership change will result in an annual limitation being placed on the amount of regular and alternative minimum tax net operating losses, and certain other losses and tax credits (collectively “tax attributes”) that may be utilized in any given year. Accordingly, depending upon the amount of the annual limitation, the Premcor Group’s ability to utilize its tax attributes could be affected in both timing and amount. For example, the annual limitation may cause the utilization of such tax attributes to be delayed or the tax attributes to expire unutilized. A delay in utilization of the tax attributes could cause us and the other members of the Premcor Group to pay taxes in a given year that we otherwise would not have to pay in that year, thereby adversely affecting future cash flow, and the potential expiration of the tax attributes could cause us and the other members of the Premcor Group to record additional valuation allowance, thereby negatively affecting our future net income.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a change of control that results in a rating decline, you may require us to purchase all or a portion of your notes at 101% of their principal amount, plus accrued and unpaid interest, and the holders of our currently outstanding other notes may require us to repurchase all or any portion of their notes. If such a change of control were to occur, we may not have enough funds at the time to pay the purchase price for all tendered notes. Our credit agreement provides that a change of control constitutes an event of default which could result in the acceleration of maturity of all debt under the agreement. Future credit agreements or other agreements relating to our indebtedness may contain similar provisions and may prohibit the purchase of the notes and our other notes upon a change of control. If a change of control that results in a rating decline occurs at a time when we are prohibited from purchasing the notes and our other notes, we could seek the consent of our lenders to purchase the notes and our other notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes or our other notes. Our failure to purchase any tendered notes would constitute an event of default under the applicable indenture or other agreement, which would constitute a default under the terms of our credit agreement. Our obligation to offer to purchase the notes upon a change of control that results in a rating decline would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us or our parent, Premcor Inc. The terms “change of control” and “rating decline” are defined in the “Description of the Notes—Certain Definitions” section.

Despite our level of indebtedness, we and our subsidiaries may be able to incur substantially more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and our other debt instruments and financing arrangements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described above would increase. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness.

The notes are not secured.

The notes will not be secured by any of our assets or those of our subsidiaries. Our obligations under our credit facility are secured by substantially all of our personal property and certain of our other assets and those of our subsidiaries. If we become insolvent or are liquidated, or if payment under our credit facility or any other secured senior indebtedness is accelerated, the lenders under the credit facility or holders of any other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the credit facility or any other senior indebtedness).

If any active trading market for the notes does not develop, the market price of the notes may decline or you may be unable to sell your notes.

Prior to this offering there has been no trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to make a market and may discontinue this market making activity at any time without notice. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained.

We do not intend to apply for listing of the notes on any securities exchange.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our liquidity and performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. We cannot assure you that a liquid trading market will develop for the notes.

THE ACQUISITION OF THE DELAWARE CITY REFINERY

Overview of the Acquisition

On March 30, 2004, we executed an agreement with Motiva Enterprises LLC, or Motiva, to purchase its Delaware City refining assets located in Delaware City, Delaware. The purchase price is $800 million, plus the value of net working capital which we expect will be funded with available cash. In addition, Motiva will be entitled to receive from us earn-out payments of $25 million per year up to a total of $75 million over a three-year period depending on the amount of crude oil processed at the refinery and the level of industry refining margins during that period, and a $25 million payment per year up to a total of $50 million over a two-year period depending on the achievement of certain performance criteria at the gasification facility.

The Delaware City refinery has a rated crude oil throughput capacity of 180,000 bpd. We expect to have an average crude oil run rate in the low to mid 170,000 bpd range. Also included in the acquisition is a 2,400 tons per day, or tpd, petroleum coke gasification unit, a 180 megawatt cogeneration facility, 8.5 million barrels of crude oil, intermediate and blendstock, and product tankage, and a 50,000 bpd truck-loading rack.

We intend to finance the acquisition with the proceeds from this offering, Premcor Inc.’s public equity offering and available cash. See “Use of Proceeds.”

Consummation of the acquisition is conditioned upon our securing the requisite financing. If we are unable to secure this financing and have notified Motiva of our inability to obtain such financing, we will be excused by Motiva of our obligation to purchase the Delaware City refining assets. Notification to Motiva must be accompanied by a notice from our lead investment banker regarding its opinion as to the dollar amount of equity financing available to us at such time and the terms and conditions under which such equity financing is available.

To the extent that the proceeds from this offering and Premcor Inc.’s public equity offering exceed $800 million in the aggregate, we may use the additional proceeds to fund the purchase of net working capital or for general corporate purposes.

The Delaware City refinery acquisition agreement provides that, subject to certain limitations, the seller shall indemnify us against certain environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the ownership, operation or use of the refinery assets prior to the closing. Conversely, we have agreed to indemnify the seller against environmental liabilities and costs to the extent related to, arising out of, resulting from, or occurring during the period of time after the closing. These indemnities are generally subject to a cap of $50 million, with the exception of certain matters, including outstanding consent orders involving, and ongoing cleanup projects at, the refinery, which are subject to an aggregate cap of $800 million. In addition, we have agreed to be generally responsible for costs relating to existing consent orders relating to the refinery. In particular, we have agreed to assume responsibility under an existing consent order which requires the installation of air pollution control technology to the refinery’s coker and fluid catalytic cracker by 2006. The seller estimates this project to cost approximately $175 million.

Completion of the acquisition is also subject to the satisfaction of customary conditions, including regulatory approvals. The waiting period pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the Delaware City refinery acquisition expired on March 8, 2004. The acquisition is expected to close in the second quarter of 2004. There is no assurance we will consummate the transaction.

Delaware City Refinery

The Delaware City refinery has the capacity to process 180,000 barrels of crude oil per day and is the only crude oil refinery in the state of Delaware. It is located 15 miles south of Wilmington, Delaware on approximately 4,000 acres along the Delaware River.

The Delaware City refinery began production in 1957 as part of the Tidewater Oil Company. In 1967, the Tidewater Oil Company merged into Getty Oil Company. The refinery became an important part of Texaco’s domestic refining portfolio when Texaco acquired Getty in 1984. The Delaware City refinery was part of Star Enterprise, a joint venture between Texaco and Saudi Refining from 1989 until 1998, when it became one of Motiva’s four refineries.

The Delaware City refinery is the only heavy coking refinery on the East Coast of the United States with coking capacity equal to 28% of crude capacity. Only one other East Coast refiner (Valero Paulsboro) is configured with a coker. A $400 million repowering project was constructed in 2001 to enable the refinery to produce electricity and steam from petroleum coke produced at the refinery. The gasifier associated with this project has two parallel trains with a nominal capacity of 1,300 tpd each, with a design capacity of 2,400 tpd.

Feedstocks. The refinery can process a variety of heavy crude oils typically ranging from 15 to 32 API with sulfur content up to 4 wt.%, with the refinery normally being constrained by the sulfur limit of the fluid coking unit, or FCU. All crude is received by water with cargo size generally limited by draft to some 550,000 barrels. The typical refinery crude oil slate is about 50% Arabian and 50% Latin American, with the flexibility to capture spot opportunities.

The refinery has large conversion capacity with its 82,000 bpd fluid catalytic cracking unit, or FCCU, 47,000 bpd FCU and 20,000 bpd high pressure hydrocracking unit with vacuum distillation. An average of 15,000 bpd of cat-cracker feed is imported to fully load the FCCU. Hydrogen is provided via the refinery’s own steam methane reformer and continuous catalytic reformer. The refinery has two sulfur recovery units with 530 long tpd capacity. The following table sets forth capacity information regarding the refinery units.

Stream-Day Capacity for Refining Units

Unit Description	Units	Capacity (bpd)
Atmospheric Crude	1	180,000
Vacuum Distillation	1	102,000
Fluid Coking Unit (FCU)	1	47,000
Fluid Catalytic Cracking Unit (FCCU)	1	82,000
Continuous Catalytic Reformer (CCR)	1	43,000
Hydrocracking Unit	1	20,000
Alkylation (sulfuric)	2	12,000 total
Hydrotreating (5 trains + SHU)	6	140,000
Sulfur Recovery, LT/d	2	530 total
MTBE, product	1	2,500
TAME, product	1	2,600
Aromatic Solvent Extraction	1	15,000
Hydrogen (SMR), kSCF/d	1	40,000
Petroleum Coke Gasification (T/D)	2	2,400
GE Frame 6 Combustion Turbines (MW)	2	180
Steam Drive Turbo Generators (MW)	4	102

We will depreciate these assets in accordance with our policies related to property, plant and equipment, and the assets have estimated useful lives of approximately 25 to 30 years.

Product Offtake. The Delaware City refinery produces about 60% motor gasoline, 35% distillates and 5% coke. Clean products are shipped via the local truck rack, pipeline and water. Conventional gasoline is shipped to markets in western Pennsylvania via the Shell pipeline to the Sun pipeline, which connects to the Laurel and Buckeye pipelines. Reformulated gasoline is sold into region 1 (south—Delaware, Maryland, Virginia) and region 2 (north—New Jersey, Pennsylvania, New York) via pipeline and/or barge.

The refinery produces 100,000 bpd of motor gasoline, of which approximately 65% is reformulated gasoline. Premium gasoline production is about 35% of the total refined product pool. The refinery produces approximately 60,000 bpd of distillates roughly split between low sulfur diesel and home heating oil. Ultra low sulfur diesel production of up to 10,000 bpd can be produced from the hydrocracker. No aviation fuel is produced, but kerosene is produced on a spot opportunity basis.

Energy. The seller recently constructed and is in the startup phase of a repowering project that includes two combined cycle combustion turbines with a maximum gross electrical output of 180 megawatts. This power production is sufficient to supply the refinery with all of its electrical needs and could also sell electricity into the Pennsylvania—New Jersey—Maryland, or PJM, grid. The refinery also has four turbo generators that can produce 120 megawatts of electricity depending on steam production available from the refinery boilers.

Tankage Capacity. The following table sets forth certain information regarding tank capacity at the Delaware City refinery:

	Capacity in barrels (in thousands)	Number of tanks
Crude Oil	2,072	12
Intermediates and Blendstock	4,790	63
Gasoline	956	12
Distillate	648	6
Other	59	16

Total	8,525	109

Employees. The seller has indicated that the refinery employs approximately 650 employees, of whom approximately 60% are represented by a union. We have agreed to recognize and enter into a contract with the union and intend to offer employment to qualified union represented personnel and intend to consider the non-union represented employees as candidates for employment.

Impact of the Acquisition

We believe the Delaware City refinery’s historical operating performance is not indicative of the results that can be expected under our ownership of the assets. Premcor expects to run the 180,000 bpd crude oil refinery in the low to mid 170,000 bpd range, which is greater than Motiva’s historical rates. The revenues and costs associated with this production level will also be significantly different as Motiva purchased crude oil and marketed refined products through its parent company relationships and contractual arrangements. We will establish new supply activities to purchase all crude oil and intermediate feedstocks for the refinery, and market products from the refinery in the wholesale and spot markets while developing our own customer base. In addition, the petroleum coke gasification unit of the refinery, which is designed to process 2,400 tpd of petroleum coke, has not been in full operation under Motiva. Motiva has only recently transitioned from the start-up phase into the operational phase for this unit during the fourth quarter of 2003 and is currently operating at approximately 450 tpd with no third party electricity sales. We intend to run this unit from 1,600 to 1,880 tpd and the refinery’s petroleum coke production will be gasified to fuel the cogeneration facility, which can supply electricity and steam to the refinery. There can be no assurances that this unit will operate at our intended rate, or at all, which could cause us to seek alternative energy sources. As a result of this and various other factors, we believe we have purchased an asset, rather than a business, from the seller. Accordingly, we are not providing historical or pro forma financial statements for this acquisition. We intend to optimize the refinery’s operations as part of our existing refining system.

We believe that our acquisition of the Delaware City refinery will benefit us in the following ways:

We believe the acquisition will be accretive to our earnings per share and will generate positive cash flow from operations. The Delaware City refinery is capable of processing more than 180,000 bpd of crude oil, thus increasing our capacity base by approximately 30%. We intend to utilize the New York harbor reformulated gasoline 3/2/1, or NYH RFG 3/2/1, crack spread as a benchmark for the Delaware City refinery operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook” incorporated by reference in this prospectus supplement. Our ability to achieve these results depends on various factors, many of which are beyond our control, including market prices for refined products and crude oil, economic conditions, regulatory environment and unanticipated changes in the Delaware City refinery’s operations. There can be no assurances that we will achieve our expected results.

Motiva and its predecessors have invested $800 million in the Delaware City refining complex over the past five years. Approximately $400 million has been spent for the petroleum coke gasification unit and cogeneration facility to convert low-value coke into electricity, steam, and commercial gases for refinery use. The gasification unit should reduce our reliance on natural gas. The remaining approximately $400 million was spent to complete the Tier II gasoline upgrade and other capital investments. The refinery is configured to meet current Tier II gasoline requirements and has demonstrated the capability to produce 10,000 bpd of ultra low sulfur diesel.

The acquisition should enhance and diversify our asset base. The acquisition of the Delaware City refinery will give us a broader more diversified asset base and increase the number of our operating refineries from three to four and our combined crude oil throughput capacity from 610,000 bpd to 790,000 bpd. The acquisition provides us with a presence in the attractive PADD I market. The Delaware City refinery has a high clean product yield with excellent conversion capabilities and increases our ability to process low cost heavy sour and high acid crude oils.

USE OF PROCEEDS

The gross proceeds we will receive from the sale of the notes will be $400.0 million. Premcor Inc. expects to receive net proceeds from the public equity offering of approximately $426.0 million, or approximately $490.0 million if the underwriters exercise their over-allotment option in full. Premcor Inc. intends to contribute substantially all of the proceeds from the separate equity offering to us as a capital contribution.

We intend to use the total net proceeds from the notes and Premcor Inc.’s common stock offering to finance the Delaware City refinery acquisition and for general corporate purposes. However, none of this offering, the public equity offering by Premcor Inc., or the Delaware City refinery acquisition is contingent upon any of the others. We will retain broad discretion as to the use of the net proceeds currently allocated to the Delaware City refinery acquisition if it is not completed.

Consummation of the acquisition of the Delaware City Refinery is conditioned upon our receiving adequate financing. If we consummate this offering but Premcor Inc. does not consummate the equity offering, we will evaluate our financing alternatives to complete the Delaware City Refinery acquisition, including whether we will incur additional debt to finance the purchase price.

To the extent that the net proceeds from this offering and Premcor, Inc.’s public equity offering exceed $800 million in the aggregate, we may use the additional net proceeds to fund the purchase of the Delaware City refinery net working capital or for general corporate purposes.

Pending the uses described above, we intend to invest the net proceeds in direct or guaranteed obligations of the United States, interest-bearing, investment-grade investments or certificates of deposit.

The following table sets forth the expected sources and uses of the proceeds of this offering and the equity offering by Premcor Inc.:

Amount
(in millions)
Sources:
Gross proceeds from this offering	$400.0
Gross proceeds from the public equity offering by Premcor Inc.	442.0
Cash	120.0

Total sources	$962.0

Uses:
Purchase of Delaware City refinery and related assets	$800.0
Purchase of Delaware City refinery net working capital	100.0
General corporate purposes	42.0
Fees and expenses of financing transactions	20.0

Total uses	$962.0

CAPITALIZATION

The following table sets forth Premcor Inc.’s cash, cash equivalents and short-term investments and capitalization as of December 31, 2003:

•	on an actual basis; and

•	on an as adjusted basis to reflect:

•	The Premcor Refining Group Inc.’s receipt of the net proceeds from the sale of Premcor Inc.’s common stock in the concurrent public offering;

•	The Premcor Refining Group Inc.’s receipt of the net proceeds from the debt financing; and

•	the use of the net proceeds from this offering and Premcor Inc.’s public equity offering as described under “Use of Proceeds.”

The table below should be read in conjunction with “Summary Selected Financial Data” in this prospectus supplement and “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus supplement.

	As of December 31, 2003
	Actual	As Adjusted
	(in millions)
Cash, cash equivalents and short term investments (1)	$499.2	$421.2

Debt (2):
Port Arthur Finance Corp.:
12½% Senior Secured Notes due 2009	$221.8	$221.8
The Premcor Refining Group Inc.:
9¼% Senior Notes due 2010	175.0	175.0
6¾% Senior Notes due 2011	210.0	210.0
6 1/8% Senior Notes due 2011 offered hereby (3)	—	200.0
9½% Senior Notes due 2013	350.0	350.0
6 3/4% Senior Notes due 2014 offered hereby (3)	—	200.0
7½% Senior Notes due 2015	300.0	300.0
7¾% Senior Subordinated Notes due 2012	175.0	175.0
Ohio Water Development Authority Environmental and Facilities Revenue Bonds	10.0	10.0
Obligations under capital leases	10.3	10.3

Total debt	1,452.1	1,852.1

Common stockholders’ equity:
Common Stock, $0.01 par value (74,119,694 shares issued and outstanding; 87,168,846 shares issued and outstanding, as adjusted)	0.7	0.9
Paid-in capital	1,186.8	1,612.6
Retained earnings (deficit)	(42.3)	(42.3)

Total common stockholders’ equity	1,145.2	1,571.2

Total capitalization	$2,597.3	$3,423.3

(1)	Includes $66.6 million of cash restricted for debt service.
(2)	On April 13, 2004, PRG completed a new $1 billion senior secured revolving credit facility, maturing in April 2009, to replace its existing $785 million credit facility. For more information regarding this new credit facility see “Summary—Other Financing Transactions” of this prospectus supplement. As of December 31, 2003, $602.1 million of the prior $785 million credit facility was utilized for the issuance of letters of credit primarily to secure purchases of crude oil. There were no direct borrowings under the prior credit facility as of December 31, 2003.
(3)	Guaranteed by Premcor Inc.

DESCRIPTION OF THE NOTES

The following description of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the terms “we”, “our” or “us” refer only to The Premcor Refining Group Inc. and not to any of its subsidiaries. Capitalized terms not otherwise defined herein have the meanings given to them in the accompanying prospectus.

We will issue the 6 1/8% notes due 2011 (the “2011 notes”) and the 6 3/4% notes due 2014 (the “2014 notes” and, together with the 2011 notes, “the notes”) pursuant to an indenture dated February 11, 2003, as amended, between us and Deutsche Bank Trust Company Americas, as trustee.

The terms of the notes will include those stated in the indenture as it relates to the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

Subject to the covenant described below under “Limitations on Indebtedness,” the indenture does not limit the aggregate principal amount of debt securities that we may issue and we may issue as many distinct series of debt securities under the indenture as we wish.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety and does not contain all the information that may be important to you. We urge you to read the indenture, including the definitions in the indenture of certain terms used below, because the indenture, and not this description, defines your rights as holders of the notes. Copies of the indenture will be available from us upon written request as described under “Where You Can Find Additional Information” in the accompanying prospectus.

As of the date of the indenture, each of our Subsidiaries will be a Restricted Subsidiary and the notes will not be assigned an Investment Grade Rating. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indenture. In addition, upon an Investment Grade Rating Event, we will not be subject to certain restrictive covenants set forth in the indenture with respect to the notes.

The notes

The notes will be:

•	our general unsecured obligations;

•	equal in right of payment to all of our existing and future unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

•	senior in right of payment to all of our existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes;

•	effectively junior in right of payment to all of our secured Indebtedness and other obligations to the extent of the value of the assets securing such Indebtedness and other obligations;

•	structurally subordinated to all Indebtedness and other liabilities of our Subsidiaries; and

•	unconditionally guaranteed as to payment of principal, premium, if any, and interest by Premcor Inc.

Principal, Maturity and Interest

In this offering, we will issue $200.0 million aggregate principal amount of 2011 notes and $200.0 million aggregate principal amount of 2014 notes. The 2011 notes will mature on May 1, 2011 and the 2014 notes will mature on May 1, 2014.

Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Interest on the 2011 notes will accrue at the rate of 6 1/8% per annum. Interest on the 2014 notes will accrue at the rate of 6 3/4% per annum. Interest on the notes will be payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2004. We will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from April 23, 2004 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods for Receiving Payments on the Notes

All payments on the notes will be made at the office or agency of the trustee unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Methods for Settlement of the Notes

Settlement for the notes will be made in immediately available funds. We will pay the notes (including principal, premium, if any, and interest), in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes are expected to trade in the Same-Day Funds Settlement System of the Depository Trust Company, or DTC, and any secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the notes.

Mandatory Redemption

The notes are not subject to any mandatory redemption.

Special Optional Redemption

We will be entitled to redeem all, but not less than all, of the 2011 notes and/or all, but not less than all, of the 2014 notes at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of redemption, by giving notice on or prior to June 30, 2004 if we have not by then consummated the acquisition of the Delaware City refinery and the agreement to purchase the Delaware City refinery has been terminated. The notes will be redeemable upon not less than 30 and not more than 60 days’ notice mailed prior to the redemption date to each holder of such notes to be redeemed at such holder’s address appearing in our security register. This special optional redemption right will terminate after June 30, 2004, or earlier upon the consummation of the Delaware City refinery acquisition.

Optional Redemption

Except as set forth under “Special Optional Redemption”, the 2011 notes will not be redeemable at any time prior to maturity and the 2014 notes will not be redeemable at our option prior to May 1, 2009. On or after May 1, 2009, we may redeem all or a part of the 2014 notes upon not less than 30 nor more than 60 days’ notice mailed to each holder of the notes to be redeemed at such holder’s address appearing in our security register, in principal amounts of $1,000 or an integral multiple of $1,000, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes to be redeemed, if any, to, but excluding, the redemption date, if redeemed during the 12-month period beginning on May 1 in the years indicated below:

Redemption Price
Year	2014 notes
2009	103.375%
2010	102.250%
2011	101.125%
2012 and thereafter	100.000%

We may acquire notes of either series by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

In addition, we may, at our option, use the net cash proceeds of one or more Equity Offerings to the extent the net cash proceeds are contributed to our equity capital to redeem for cash up to 35% in aggregate principal amount of the 2014 notes originally issued under the indenture at any time prior to May 1, 2007 at a redemption price equal to 106.75% of the aggregate principal amount, plus accrued and unpaid interest, of the 2014 notes to be redeemed; provided that at least 65% of the principal amount of the 2014 notes originally issued remains outstanding immediately after such redemption. Any such redemption will be required to occur on or prior to 120 days after our receipt of the net cash proceeds of such Equity Offering and upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes to be redeemed at such holder’s address appearing in our security register, in principal amounts of $1,000 or an integral multiple of $1,000.

Change of Control

If a Change of Control occurs resulting in a Rating Decline, each holder of notes of the affected series will have the right to require us to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s notes pursuant to an Offer (as described under “—Procedures for Offers”). In the Offer, we will offer a payment in cash equal to 101% of the aggregate principal amount of the notes purchased, plus accrued and unpaid interest on such notes, if any. This right to require the repurchase of notes will not continue after the discharge from our obligations with respect to the notes (see “—Defeasance”).

The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, as a result, may make removal of incumbent management more difficult. The Change of Control purchase feature, however, is not the result of our knowledge of any specific effort to accumulate our stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of our negotiations with the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Most of our debt instruments contain “change of control” provisions similar to the Change of Control provision in the indenture. In addition, under the Credit Agreement a “change of control” is an event of default. If a Change of Control were to occur, it is likely that we would not have sufficient assets to satisfy our obligation to purchase all of the notes that might be delivered by holders seeking to exercise the purchase right and any repurchase or prepayment obligations pursuant to other instruments governing its debt obligations.

In addition, pursuant to the terms of the indenture and our other debt instruments, other than the Credit Agreement, we are only required to offer to repurchase our notes in the event that a Change of Control results in a Rating Decline. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, we would be required to make prepayments under the Credit Agreement but would not be required to offer to repurchase the notes offered hereby or the notes offered pursuant to our other debt instruments.

The provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect such holders.

Provision of Financial Information

So long as any of the notes are outstanding, we will file with the SEC the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if we were subject to those sections, and we will provide to all holders copies of such reports and documents.

Covenants

If an Investment Grade Rating Event occurs, the covenants that the indenture imposes on us with respect to the affected series of notes will change. See “—Certain Investment Grade Covenants”.

An “Investment Grade Rating Event” with respect to either series of notes will be deemed to have occurred when the notes of such series receive the following rating:

(1)	a Moody’s Rating of Baa3 or higher and an S&P Rating of at least BB+; or

(2)	a Moody’s Rating of Bal or higher and an S&P Rating of at least BBB-;

or, in each case, if either Moody’s or S&P changes its rating system, equivalent ratings.

Certain Non-Investment Grade Covenants

Set forth below are summaries of certain covenants contained in the indenture that will apply with respect to the notes unless and until an Investment Grade Rating Event occurs.

Limitation on Indebtedness. We will not, and will not permit any of our Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) other than the notes and the obligations outstanding on the Issue Date under the Amended and Restated Term Loan Agreement and Permitted Indebtedness, unless after giving effect to the incurrence of such Indebtedness, our Consolidated Operating Cash Flow Ratio is greater than 2 to 1.

Notwithstanding the above, our Unrestricted Subsidiaries may incur Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, it shall be deemed to constitute an incurrence of Indebtedness by our Restricted Subsidiary.

Other than the limitations on incurrence of Indebtedness contained in this covenant, there are no provisions in the indenture that would protect the holders of the notes in the event of a highly leveraged transaction.

Limitation on Restricted Payments. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

(A)	at the time of and immediately after giving effect to the proposed Restricted Payment, no Default or Event of Default has occurred and is continuing, or would occur as a consequence of it;

(B)	we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described under “Limitation on Indebtedness”; and

(C)	at the time of and immediately after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, as determined in good faith by our board of directors and evidenced by a board resolution), the aggregate amount of all Restricted Payments (including Restricted Payments permitted by clauses (2) and (5) of the next succeeding paragraph and excluding the other Restricted Payments permitted by such paragraph) declared or made subsequent to April 1, 1998 will not exceed the sum of:

(1)	50% of our aggregate Consolidated Net Operating Income (or, if such aggregate Consolidated Net Operating Income is a deficit, minus 100% of such deficit) for the period (taken as one accounting period) from April 1, 1998 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(2)	100% of the aggregate net proceeds, including cash and the fair market value of property other than cash (as determined in good faith by our board of directors and evidenced by a board resolution), that we have received since April 1, 1998 from any Person other than any of our Subsidiaries as a result of the issuance of Capital Stock (other than any Disqualified Capital Stock) including such Capital Stock issued upon conversion of Indebtedness or upon exercise of warrants and any contributions to our capital (other than Excluded Contributions) from any such Person; plus

(3)	to the extent that any Restricted Investment that was made after April 1, 1998, is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any).

For purposes of any calculation pursuant to the preceding sentence, which is required to be made within 60 days after the declaration of a dividend by us, such dividend shall be deemed to be paid at the date of declaration.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividends or distributions payable solely in shares of our Capital Stock (other than Disqualified Capital Stock) or in options, warrants or other rights to acquire our Capital Stock (other than Disqualified Capital Stock);

(2)	the payment of any dividend within 60 days after the date of declaration if, at such date of declaration, such payment complied with the provisions described above;

(3)	the retirement of any shares of our Capital Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to any of our Subsidiaries) of, other shares of our Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase our Capital Stock (other than Disqualified Capital Stock) and the declaration and payment of dividends on such new Capital Stock in an aggregate amount no greater than the amount of dividends declarable and payable on such retired Capital Stock immediately prior to such retirement;

(4)	other Restricted Payments in an aggregate amount not to exceed $50 million;

(5)	the making of any payment in redemption of our Capital Stock or the Capital Stock of Premcor USA or Premcor Inc. or options to purchase such Capital Stock granted to our officers or employees or the officers or employees of Premcor USA or Premcor Inc. pursuant to any stock option, stock purchase or other stock plan approved by our board of directors or the board of directors of Premcor USA or Premcor Inc. in connection with the severance or termination of officers or employees not to exceed $8 million per annum or the payment of cash dividends or the making of loans or advances to Premcor USA or Premcor Inc. to permit them to make such payments;

(6)	the declaration and payment of dividends to holders of any class or series of our preferred stock and that of our Restricted Subsidiaries issued in accordance with the “Limitation on Indebtedness” covenant;

(7)	the payment of dividends or the making of loans or advances by us to Premcor USA in an amount not to exceed $2 million in any fiscal year for costs and expenses incurred by Premcor USA in its capacity as a holding company or for services rendered to us;

(8)	Restricted Investments not to exceed at any one time an aggregate of $75 million; and

(9)	Restricted Investments made with Excluded Contributions.

Our board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default or Event of Default. For purposes of making such determination, all outstanding Investments by us and our Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this “Limitation on Restricted

Payments” covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

•	the net book value of such Investments at the time of such designation;

•	the fair market value of such Investments at the time of such designation; and

•	the original fair market value of such Investments at the time they were made.

Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of this covenant, any payment made on or after April 1, 1998 but prior to the Issue Date shall be deemed to be a “Restricted Payment” to the extent such payment would have been a Restricted Payment had the Indenture been in effect at the time of such payment (and, to the extent that any such Restricted Payment was permitted by clauses (1) through (9) above, such Restricted Payment may be deemed by the Company to have been made pursuant to such clause).

Limitation on Certain Asset Dispositions. We will not, and will not permit any of our Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	we receive or the applicable Restricted Subsidiary receives consideration at the time of the disposition (or, in the case of a lease, over the term of the lease) at least equal to the fair market value of the shares or assets that are disposed of, as determined by us in good faith; and

(2)	at least 75% of the consideration for the disposition is in the form of cash or Cash Equivalents; provided that the following will be deemed to be cash for purposes of this covenant:

(A)	the amount of any liabilities (as shown on our or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of ours or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets; and

(B)	any notes or other obligations received by us or such Restricted Subsidiary from a transferee that are converted by us or such Restricted Subsidiary into cash within 180 days after such Asset Disposition;

provided, further, that the 75% limitation referred to above in clause (2) will not apply to:

•	any disposition of assets in which the cash portion of such consideration received on an after-tax basis, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the 75% limitation described above;

•	any disposition of assets (other than the Port Arthur Refinery) in exchange for assets of comparable fair market value related to our Principal Business, provided that in any such exchange of our or a Restricted Subsidiary’s assets with a fair market value in excess of $20 million occurring when Blackstone fails to hold, directly or indirectly, 30% or more of the total voting power of all classes of our stock, we will obtain an opinion or report from a nationally recognized investment banking firm, valuation expert or accounting firm confirming that the assets we and such Restricted Subsidiary received in such exchange have a fair market value at least equal to the assets so exchanged; or

•	any disposition of Securitization Program Assets to any Securitization Special Purpose Entity in exchange for Indebtedness of, procurement of letters of credit and similar instruments by, or equity or other interests in, such Securitization Special Purpose Entity.

Within 360 days of the later of (a) the receipt of the Net Available Proceeds and (b) the date of such applicable Asset Disposition, we may elect to:

(1)	apply the Net Available Proceeds from the Asset Disposition to permanently redeem or repay our Indebtedness or that of any Restricted Subsidiary, other than our Indebtedness which is subordinated to the notes; or

(2)	apply the Net Available Proceeds from such Asset Disposition to invest in assets related to our Principal Business or Capital Stock of any Person primarily engaged in the Principal Business if, as a result of such acquisition, such Person becomes a Restricted Subsidiary.

Pending the final application of any such Net Available Proceeds, we may temporarily invest such Net Available Proceeds in any manner permitted by the indenture. Any Net Available Proceeds from an Asset Disposition not applied or invested as provided in the first or second sentence of this paragraph will be deemed to constitute “Excess Proceeds”.

As soon as practical, but in no event later than 10 Business Days after any date (an “Asset Disposition Trigger Date”) that the aggregate amount of Excess Proceeds exceeds $25 million, we will commence an Offer (as described below under “—Procedures for Offers”) to purchase the maximum principal amount of notes and, other securities issued under the indenture that may be purchased out of the Excess Proceeds and to purchase or prepay the maximum amount of our other Indebtedness or that of Premcor USA having similar rights to be purchased out of such Excess Proceeds, in each case at an Offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Offer, we may use the remaining amount for general corporate purposes. Upon completion of such Offer, the amount of Excess Proceeds will be reset to zero.

Limitation on Dividend and Other Payment Restrictions Affecting our Restricted Subsidiaries. We will not, and will not permit any of our Restricted Subsidiaries (other than a Securitization Special Purpose Entity) to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (other than a Securitization Special Purpose Entity) to:

(A)	pay dividends or make any other distributions on or in respect of the Capital Stock of any of our Restricted Subsidiaries or pay any Indebtedness owed to us or any Restricted Subsidiary;

(B)	make loans or advances to us or any of our Restricted Subsidiaries; or

(C)	transfer any of its property or assets to us or any of our Restricted Subsidiaries; except for, in the case of clauses (A), (B) and (C), any restrictions:

(1)	existing under the indenture and any restrictions existing on the Issue Date pursuant to an agreement relating to our Existing Indebtedness or that of any of our Restricted Subsidiaries;

(2)	pursuant to an agreement relating to Indebtedness incurred by a Restricted Subsidiary prior to the date on which we acquired such Restricted Subsidiary and outstanding on such date and not incurred in anticipation of becoming a Restricted Subsidiary;

(3)	imposed by virtue of applicable corporate law or regulation and relating solely to the payment of dividends or distributions to stockholders;

(4)	with respect to any restrictions of the nature described in clause (C) above, included in a contract entered into in the ordinary course of business and consistent with past practices that contains provisions restricting the assignment of such contract;

(5)

pursuant to an agreement effecting a renewal, extension, refinancing, refunding or replacement of Indebtedness referred to in (1) or (2) above; provided, however, that the provisions contained in such renewal, extension, refinancing, refunding or replacement agreement relating to such encumbrance or restriction, taken as a whole, are not materially more restrictive than the provisions contained in the agreement the subject thereof, as determined in good faith by our board of directors; or

(6)	which will not in the aggregate cause us not to have the funds necessary to pay the principal of, premium, if any, or interest, on the notes at their stated maturity.

Limitation on Transactions with Shareholders and Affiliates. We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of similar transactions (including, without limitation, the purchase, sale, transfer, lease or exchange of any property or the rendering of any service) with:

(1)	any direct or indirect holder of more than 5% of any class of our Capital Stock or that of any of our Restricted Subsidiaries (other than transactions between or among us and/or our Restricted Subsidiaries) or

(2)	any Affiliate of ours (other than transactions between or among us and/or our Restricted Subsidiaries) (each, a “Shareholder/Affiliate Transaction”)

unless the terms of such business, transaction or series of transactions are as favorable to us or such Restricted Subsidiary in all material respects as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm’s-length dealings with a Person which is not such a stockholder or Affiliate and, if such transaction or series of transactions involves payment for services of such a stockholder or Affiliate,

(A)	for amounts greater than $10 million and less than $25 million per annum, we will deliver an Officers’ Certificate to the trustee certifying that such Shareholder/Affiliate Transaction complies with this clause (2) or

(B)	for amounts equal to or greater than $25 million per annum, then

•	a majority of the disinterested members of our board of directors must in good faith determine that such payments are fair consideration for the services performed or to be performed (evidenced by a board resolution) or

•	we must receive a favorable opinion from a nationally recognized investment banking firm of our choice or, if no such investment banking firm is in a position to provide such opinion, a similar firm of our choice (having expertise in the specific area which is the subject of the opinion), that such payments are fair consideration for the services performed or to be performed (a copy of which will be delivered to the trustee);

provided that the foregoing requirements will not apply to:

(A)	Shareholder/Affiliate Transactions involving the purchase or sale of crude oil, vacuum tower bottoms, refined products or other inventory, so long as:

•	in the case of such transactions involving crude oil, such transactions are priced in line with the market price of a crude benchmark; and

•	the pricing of each of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties;

(B)	Restricted Payments permitted by the provisions of the indenture described under “—Limitation on Restricted Payments”;

(C)	payment of annual management, consulting, monitoring and advisory fees and related expenses to Blackstone and its affiliates;

(D)	payment of reasonable and customary fees paid to, and indemnity provided on behalf of, our officers, directors, employees or consultants or those of any Restricted Subsidiary;

(E)	payments by us or any of our Restricted Subsidiaries to Blackstone and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of our board of directors in good faith;

(F)	payments or loans to employees or consultants which are approved by a majority of our board of directors in good faith;

(G)	any agreement in effect on the Issue Date and any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby; or

(H)	any stockholder agreement or registration rights agreement to which we are a party on the Issue Date and any similar agreements which we may enter into thereafter; provided that our performance or that of any of our Restricted Subsidiaries of obligations under any future amendment or under such a similar agreement entered into after the Issue Date shall only be permitted by this clause (H) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the holders of the notes in any material respect.

Limitation on Liens. We will not, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any Indebtedness which is pari passu with or subordinate in right of payment to the notes (in each case except for Permitted Liens), unless the notes and the other securities issued under the indenture are secured equally and ratably simultaneously with or prior to the creation, incurrence or assumption of such Lien for so long as such Lien exists; provided, that in any case involving a Lien securing Indebtedness which is subordinated in right of payment to the notes, such Lien is subordinated to the Lien securing the notes to the same extent that such subordinated debt is subordinated to the notes.

Limitation on Merger, Consolidation and Sale of Assets. We will not consolidate or merge with or into (whether or not we are the Surviving Person), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to another Person unless:

1.	the Surviving Person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

2.	the Surviving Person (if other than us) assumes all of our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

3.	at the time of and immediately after such transaction, no Default or Event of Default has occurred and is continuing; and

4.	except with respect to a merger of us with or into Premcor USA that does not result in a Rating Decline with respect to either series of the notes, after giving pro forma effect to the transaction, either

•	the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of the covenant described under “—Limitations on Indebtedness” or

•	the Consolidated Operating Cash Flow Ratio of the Surviving Person would be no less than such ratio for us immediately prior to such transaction.

Limitation on Issuance of Guarantees of Indebtedness. We will not permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee or secure the payment of any of our Indebtedness unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the guarantee or security of the payment of the notes and the other securities issued under the indenture by such Restricted Subsidiary (other than the grant of security interests in cash and cash equivalents, receivables and product inventories to secure obligations under the Credit Agreement). If the Indebtedness to be guaranteed is subordinated to the notes, the guarantee or security of such Indebtedness will be subordinated to the guarantee or security of the notes to the same extent as the Indebtedness to be guaranteed is subordinated to the notes. Notwithstanding the foregoing, any such guarantee or security by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either:

•	the release or discharge of such guarantee or security of payment of such other Indebtedness, except a discharge by or as a result of payment under such guarantee or security, or

•	any sale, exchange or transfer, to any Person not an Affiliate of ours, of all of our Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indenture.

Certain Investment Grade Covenants

If an Investment Grade Rating Event occurs with respect to either series of the notes, each of the covenants (except for “—Limitation on Issuance of Guarantees of Indebtedness” and clauses (1), (2), and (3) of “—Limitation on Merger, Consolidation and Sale of Assets”) described above under “—Certain Non-Investment Grade Covenants” ceases to apply to us and our Restricted Subsidiaries with respect to such series of the notes. In addition, the indenture contains, among other things, the following covenants, each of which will apply to us with respect to a series of notes only upon and after the occurrence of an Investment Grade Rating Event with respect to that series.

Restrictions on Secured Indebtedness. If we incur, issue, assume or guarantee any Indebtedness secured by a Lien on any Principal Property or on any share of stock or Indebtedness of any Restricted Subsidiary (other than a Securitization Special Purpose Entity), we will secure the notes and the other securities issued under the indenture equally and ratably with (or, at our option, prior to) such secured Indebtedness so long as such Indebtedness is so secured, unless the aggregate amount of all such secured Indebtedness, together with all our Attributable Indebtedness with respect to any sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in clauses (1) through (5) under “—Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Tangible Assets. The above restriction does not apply to, and there will be excluded from secured Indebtedness in any computation under such restriction, Indebtedness secured by:

(1)	Liens on property of, or on any share of stock or Indebtedness of, any corporation existing at the time such corporation becomes a Restricted Subsidiary and Liens on any property acquired from a corporation which is merged with or into us or a Subsidiary;

(2)	Liens in favor of us;

(3)	Liens in favor of governmental bodies to secure progress, advance or other payments;

(4)	Liens upon any property acquired after the date of the indenture, securing the purchase price thereof or created or incurred simultaneously with (or within 270 days after) such acquisition to finance the acquisition of such property or existing on such property at the time of such acquisition, or Liens on improvements after such date, in each case subject to certain conditions and provided that the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (as determined in good faith by us), whichever shall be lower, of the property at the time of the acquisition, construction or improvement thereof;

(5)	Liens securing industrial revenue or pollution control bonds;

(6)	Liens arising out of any final judgment for the payment of money aggregating not in excess of $25 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days or Liens arising out of any judgments which are being contested in good faith;

(7)	Permitted Liens in existence on the date of the Investment Grade Rating Event;

(8)	Liens to secure obligations arising from time to time under the Credit Agreement, including Guaranties thereof, and Interest Swap Obligations owed by us or a Subsidiary to any lender under the Credit Agreement or an Affiliate of any such lender; or

(9)	any extension, renewal, or replacement of any Lien referred to in the foregoing clauses (1) through (8) inclusive.

Restrictions on Sales and Leasebacks. We may not enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all our Attributable Indebtedness with respect to such transaction plus all secured Indebtedness (with the exception of secured Indebtedness which is excluded as described in clauses (1) through (9) under “—Restrictions on Secured Indebtedness” above) would not exceed 10% of Consolidated Net Tangible Assets. This restriction does not apply to, and there shall be excluded from Attributable Indebtedness in any computation under such restriction, any sale and leaseback transaction if:

(1)	the lease is for a period, including renewal rights, not in excess of three years;

(2)	the sale of the Principal Property is made within 270 days after its acquisition, construction or improvements;

(3)	the lease secures or relates to industrial revenue or pollution control bonds;

(4)	the transaction is between us and a Restricted Subsidiary; or

(5)	we, within 270 days after the sale is completed, apply to the retirement of our Indebtedness or that of a Restricted Subsidiary, or to the purchase of other property which will constitute a Principal Property, an amount not less than the greater of:

(A)	the net proceeds of the sale of the Principal Property leased or

(B)	the fair market value (as determined by us in good faith) of the Principal Property leased.

The amount to be applied to the retirement of Indebtedness shall be reduced by:

•	the principal amount of any of our debentures or notes (including the notes) or those of a Restricted Subsidiary surrendered within 270 days after such sale to the trustee for retirement and cancellation;

•	the principal amount of Indebtedness, other than the items referred to in the preceding bullet point paragraph, voluntarily retired by us or a Restricted Subsidiary within 270 days after such sale; and

•	associated transaction expenses.

Procedures for Offers

Within 30 days following a Change of Control resulting in a Rating Decline and on any Asset Disposition Trigger Date, we will mail to each holder of the affected series of notes, at such holder’s registered address, a notice stating:

•	that the offer (the “Offer”) is being made as a result of a Change of Control or one or more Asset Dispositions, the length of time the Offer will remain open, and the maximum aggregate principal amount of notes that will be accepted for payment pursuant to such Offer;

•	the purchase price, the amount of accrued and unpaid interest as of the purchase date for the notes (the “Purchase Date”), and the Purchase Date;

•	in the case of a Change of Control, the circumstances and material facts regarding such Change of Control, to the extent known to us (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control, and information regarding the Person or Persons acquiring control); and

•	any other information required by the indenture and applicable laws and regulations.

On the Purchase Date for any Offer, we will:

•	in the case of an Offer resulting from a Change of Control, accept for payment all notes tendered pursuant to the Offer and, in the case of an Offer resulting from one or more Asset Dispositions, accept for payment the maximum principal amount of notes tendered pursuant to the Offer that can be purchased out of Excess Proceeds from the Asset Dispositions, which amount shall equal the product of (a) the amount of such Excess Proceeds and (b) a fraction whose numerator is the aggregate amount of all obligations owing under notes tendered pursuant to such offering and whose denominator is the sum of the aggregate amount of all obligations owing under notes tendered pursuant to the Offer and the aggregate amount of all obligations owing under other of our Indebtedness or that of Premcor USA tendered pursuant to similar rights to repayment or repurchase;

•	deposit with the Paying Agent the aggregate purchase price of all notes accepted for payment and any accrued and unpaid interest, including Additional Interest, on such notes as of the Purchase Date; and

•	deliver or cause to be delivered to the trustee all notes tendered pursuant to the Offer.

If less than all notes tendered pursuant to any Offer are accepted for payment by us for any reason, selection of the notes to be purchased will be in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, by lot or by such method as the trustee deems fair and appropriate; provided that notes accepted for payment in part will only be purchased for payment in integral multiples of $1,000. The Paying Agent will promptly mail to each holder of notes accepted for payment an amount equal to the purchase price for such notes plus any accrued and unpaid interest, including Additional Interest thereon. The trustee will promptly authenticate and mail to such holder of notes accepted for payment in part new notes equal in principal amount to any unpurchased portion of the notes, and any notes not accepted for payment in whole or in part shall be promptly returned to the holder thereof. On and after a Purchase Date, interest will cease to accrue on the notes accepted for payment. We will announce the results of the Offer to holders of the notes on or as soon as practicable after the Purchase Date.

We will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any Offer.

Premcor Inc. Guarantee

Premcor Inc. will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at a maturity date, by declaration of acceleration or otherwise.

Premcor Inc. may not:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into Premcor Inc.

unless (1) either (x) Premcor Inc. is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing.

Defeasance

The defeasance provisions of the Indenture will apply to the notes. The defeasance provisions are discussed more fully in the accompanying prospectus under “Description of the Debt Securities—Defeasance”.

Modification and Waiver

We, when authorized by a board resolution, and the trustee may enter into supplemental indentures to amend the indenture or the securities issued under the indenture without the consent of any holder of securities:

(1)	to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the indenture and in the securities; or

(2)	to add to our covenants for the benefit of the holders of all or any series of securities issued under the indenture (and if such covenants are to be for the benefit of less than all series of securities issued under the indenture, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power in the indenture conferred upon us; or

(3)	to add any additional Events of Default; or

(4)	to secure the securities issued under the indenture; or

(5)	to establish the form or terms of securities of any series as permitted by the indenture; or

(6)	to evidence and provide for the acceptance of appointment in the indenture by a successor trustee with respect to the securities of one or more series and to add to or change any of the provisions of this indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee; or

(7)	to cure any ambiguity, to correct or supplement any provision in the indenture which is inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture; provided that it does not adversely affect the interests of the holders of any series in any material respect; or

(8)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(9)	to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of securities issued under the indenture, provided that any such addition, change or elimination (A) shall neither (i) apply to any securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the holder of any such securities with respect to such provision or (B) shall become effective only when there is no such security outstanding.

We and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding securities issued under the indenture of each affected series, may enter into an indenture or indentures supplemental to the indenture to modify or amend the indenture; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding security issued under the indenture affected thereby,

(1)	change the stated maturity of the principal of, of any installment of interest on, any such security;

(2)	reduce the principal amount of (or the premium), or interest on, any such security;

(3)	reduce the amount of the principal of an original issue discount security or any other security under the indenture which would be due and payable upon a declaration of acceleration of the Maturity (as described under “—Events of Default”);

(4)	change the place or currency of payment of principal of (or premium), or interest on, any such security;

(5)	impair the right to institute suit for the enforcement of any payment on or with respect to any such security;

(6)	reduce the above-stated percentage of outstanding securities of a series necessary to modify or amend the indenture;

(7)	reduce the percentage of aggregate principal amount of outstanding securities of a series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

(8)	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified.

The holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture with respect to the notes. The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture with respect to the notes, except a default in the payment of principal of (or premium, if any) or interest on any note, or in respect of any covenant which cannot be modified or waived without the consent of each such holder.

Events of Default

The Events of Default with respect to the notes are summarized in the accompanying prospectus under “Description of the Debt Securities—Events of Default, Notice and Waiver”.

Satisfaction and Discharge

The conditions that must be met for the indenture to be satisfied and discharged are set forth in the accompanying prospectus under “Description of the Debt Securities—Satisfaction and Discharge”.

The Trustee

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amended and Restated Term Loan Agreement” means the amended and restated term loan agreement, dated as of August 10, 1998, among us, certain lenders, Goldman Sachs Credit Partners L.P., as agent, as amended from time to time.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

•	shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person;

•	substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

•	other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business, which in the case of this clause or either clause above, whether in a single transaction or a series of related transactions, results in Net Available Proceeds in excess of $10.0 million;

provided that (i) any transfer, conveyance, sale, lease or other disposition of assets securing the Credit Agreement in connection with the enforcement of the security interests therein and (ii) any sale of crude oil, vacuum tower bottoms, refined products, or other inventory shall not be deemed an Asset Disposition hereunder.

“Attributable Indebtedness” means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any Person is at the time liable, discounted at the rate per annum equal to the weighted average interest rate borne by the notes and the other securities issued under the indenture.

“Blackstone” means Blackstone Capital Partners III Merchant Banking Fund L.P. and its affiliates.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

•	95% of the accounts receivable owned by us and our Restricted Subsidiaries (excluding any accounts receivable from Restricted Subsidiaries and any accounts receivable that are more than 90 days past due) as of such date, plus

•	90% of the market value of inventory owned by us and our Restricted Subsidiaries as of such date, plus

•	100% of the cash and Cash Equivalents owned by us and our Restricted Subsidiaries as of such date that are, as of such date, held in one or more accounts under the direct control of the agent banks or lenders under the Credit Agreement and that are as of such date pledged to secure borrowings and other extensions of credit under the Credit Agreement.

“Capital Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal or mixed, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which, in conformity with GAAP, is required to be accounted for as a Capital Lease on the balance sheet of that Person.

“Capital Stock” means:

•	in the case of a corporation, corporate stock;

•	in the case of any association or business entity; any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

•	in the case of a partnership, partnership interests (whether general or limited).

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above; and

(5)	commercial paper having the highest rating obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition.

“Change of Control” means any transaction the result of which is that any Person (an “Acquiring Person”) other than Blackstone, or a Person, a majority of whose voting equity is owned by Blackstone, becomes the Beneficial Owner, directly or indirectly, of shares of our stock or that of Premcor USA or Premcor Inc. entitling such Acquiring Person to exercise 50% or more of the total voting power of all classes of our stock or that of Premcor USA or Premcor Inc., as the case may be, entitled to vote in elections of directors. The term “Beneficial Owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act.

“Common Security Agreement” means that certain Amended and Restated Common Security Agreement, dated as of June 6, 2002, among us, PAFC, PACC, Neches River Holding Corp., Sabine River LLC, Sabine River Holding Corp., Deutsche Bank Trust Company Americas, as collateral trustee for the secured parties, HSBC Bank USA, as capital markets trustee for the capital markets senior lenders, and, Deutsche Bank Trust Company Americas, as depositary bank, as the same may be amended or supplemented in accordance with its terms and in effect from time to time.

“Consolidated Net Operating Income” means, when used with reference to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that

(1)	the Net Income of any Person which is not a Subsidiary of such Person or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries,

(2)	the Net Income of any Unrestricted Subsidiary shall be excluded (except to the extent distributed to us or one of our Subsidiaries),

(3)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(4)	extraordinary gains and losses and gains and losses from the sale of assets outside the ordinary course of such Person’s business shall be excluded,

(5)	the cumulative effect of changes in accounting principles in the year of adoption of such changes shall be excluded, and

(6)	the tax effect of any of the items described in clauses (1) through (5) above shall be excluded.

“Consolidated Net Tangible Assets” of a Person means the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less the sum of all current liabilities and current liability items, and all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Consolidated Operating Cash Flow” means with respect to any Person, Consolidated Net Operating Income of such Person and its Restricted Subsidiaries without giving effect to gains and losses on securities transactions (net of related taxes) for the period described below, increased by the sum of:

(1)	consolidated Fixed Charges of such Person and its Restricted Subsidiaries, which reduced Consolidated Net Operating Income for such period;

(2)	consolidated income tax expense (net of taxes relating to gains and losses on securities transactions) of such Person and its Restricted Subsidiaries which reduced Consolidated Net Operating Income for such period;

(3)	consolidated depreciation and amortization expense (including amortization of purchase accounting adjustments) of such Person and its Restricted Subsidiaries and other non-cash items to the extent any of which reduced Consolidated Net Operating Income for such period; and

(4)	any annual management, monitoring, consulting and advisory fees and related expenses paid to Blackstone and its affiliates in an amount not to exceed $2.0 million,

less non-cash items which increased Consolidated Net Operating Income for such period, all as determined for such Person and its consolidated Restricted Subsidiaries in accordance with GAAP for the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date.

“Consolidated Operating Cash Flow Ratio” means, with respect to any Person, the ratio of:

(1)	Consolidated Operating Cash Flow of such Person and its Restricted Subsidiaries for the four Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date to

(2)	the aggregate Fixed Charges of such Person and its Restricted Subsidiaries for such four Quarters, such Fixed Charges to be calculated on the basis of the amount of the Indebtedness, Capitalized Lease Obligations and Preferred Stock of such Person and its Restricted Subsidiaries outstanding on the Transaction Date and assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of interest rates in respect of floating interest rate obligations;

provided, however, that if such Person or any Restricted Subsidiary of such Person shall have acquired, sold or otherwise disposed of any Material Asset or engaged in an Equity Offering during the four full Quarters for which financial information in respect thereof is available immediately prior to the Transaction Date or during the Period from the end of such fourth full Quarter to and including the Transaction Date, the calculation required in clause (1) above will be made giving effect to such acquisition, sale or disposition or the other investment of the Net Available Proceeds of such Equity Offering on a pro forma basis as if such acquisition, sale, disposition or investment had occurred at the beginning of such four full Quarter period without giving effect to clause (3) of the definition of “Consolidated Net Operating Income” (that is, including in such calculation the Net Income for the relevant prior period of any Person acquired in a pooling of interests transaction, notwithstanding the provisions of said clause (3)); provided, further, that Fixed Charges of such Person during the applicable period shall not include the amount of consolidated Interest Expense which is directly attributable to Indebtedness to the extent such Indebtedness is reduced by the proceeds of the incurrence of the Indebtedness which gave rise to the need to calculate the Consolidated Operating Cash Flow Ratio. Any such pro forma calculation may include adjustments appropriate, in our reasonable determination as set forth in an Officers’ Certificate, to

•	reflect operating expense reductions reasonably expected to result from our acquisition of such Material Asset or

•	eliminate the effect of any extraordinary accounting event with respect to any acquired Person on Consolidated Net Operating Income.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 11, 2003, by and among us and the financial institutions party thereto, and each other credit agreement or reimbursement agreement to which we are a party from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, extended, renewed, refunded, replaced, increased or refinanced from time to time.

“Default” means any event, which is, or after notice or passage of time or both would be, an Event of Default.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” means, with respect to any series of notes, any of our Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of any event or passage of time would be, required to be redeemed or purchased (other than pursuant to an offer to repurchase such Capital Stock following a change of control, which offer may not be completed until 45 days after completion of the Offer described under “—Change of Control”), including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption, sinking fund or similar payment due, on or prior to the stated maturity of the notes of such series.

“Equity Offering” means any public or private sale of our Capital Stock (including options, warrant or rights with respect thereto) or that of Premcor USA or Premcor Inc.

“Excluded Contribution” means the net cash proceeds received by us after the Issue Date from contributions to our common equity capital and the sale (other than to a Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of our Capital Stock (other than Disqualified Stock), in each case, designated as Excluded Contributions pursuant to an Officers’ Certificate.

“Existing Indebtedness” means any of our Indebtedness or that of our Subsidiaries incurred on or outstanding as of the Issue Date and in any event Indebtedness evidenced by the Credit Agreement, the Port Arthur Notes, the Guaranty by PACC, Sabine River Holding Corp., Neches River Holding Corp. and us of the Port Arthur Notes and of PAFC’s obligations under the Common Security Agreement and any Financing Documents (as defined in the Common Security Agreement), and our Ohio Water Development Authority Environmental Facilities Revenue Bonds due 2031, whether or not outstanding on the Issue Date.

“Fixed Charges” of any Person means, for any period, the sum of

(1)	consolidated Interest Expense of such Person and its Restricted Subsidiaries, plus

(2)	all but the principal component of rentals in respect of consolidated Capitalized Lease Obligations of such Person and its Restricted Subsidiaries paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period, and determined in accordance with GAAP, plus

(3)	all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of such Person.

For purposes of this definition:

•	interest on Indebtedness which accrues on a fluctuating basis for periods succeeding the date of determination shall be deemed to accrue at a rate equal to the average daily rate of interest in effect during such immediately preceding Quarter; and

•	interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the chief financial officer, treasurer or controller of such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“Guaranty” means a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Indebtedness” with respect to any Person, means any indebtedness, including, in our case, the indebtedness evidenced by the notes, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capital Leases) (except any such balance that constitutes a trade payable in the ordinary course of business that is not overdue by more than 90 days from the invoice date or is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the Guaranty of Indebtedness of other Persons not included in our financial statements, the maximum fixed redemption or repurchase price of Disqualified Capital Stock (or if not redeemable or subject to repurchase, the issue price) and the maximum fixed redemption or repurchase price (or if not redeemable or subject to repurchase, the issue price) of Preferred Stock issued by any of our Restricted Subsidiaries to any Person other than to us or a Restricted Subsidiary.

“Interest Expense” of any Person means, for any period, the aggregate amount of interest expense in respect of Indebtedness (excluding the amortization of debt issuance expense relating to the debt securities issued from time to time under the Indenture, the 8 3/8% Notes, the 8 7/8% Senior Subordinated Notes, the 8 5/8% Notes and the Port Arthur Notes, but including without limitation or duplication:

•	amortization of debt issuance expense with respect to other Indebtedness;

•	amortization of original issue discount on any Indebtedness; and

•	the interest portion of any deferred payment obligation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and the net cost associated with Interest Swap Obligations)

paid, accrued or scheduled to be paid or accrued by such Person during such period, determined in accordance with GAAP.

“Interest Swap Obligations” means, when used with reference to any Person, the obligations of such person under

•	interest rate swap agreements, interest rate exchange agreements, interest rate cap agreements, and interest rate collar agreements;

•	commodity swap agreements and commodity exchange agreements;

•	currency swap agreements and currency exchange agreements; and

•	other similar agreements or arrangements, which are, in each such case, designed solely to protect such Person against fluctuations in interest rates, currency or commodity exchange rates.

“Investment” means, when used with reference to any Person, any direct or indirect advances, loans or other extensions of credit or capital contributions by such Person to (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise), or purchases or acquisitions by such Person of Capital Stock, bonds, notes, debentures or other securities issued by, any other Person or any Guaranty or assumption of any liability (contingent or otherwise) by such Person of any Indebtedness or Obligations of any other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Grade Rating” means:

•	a Moody’s Rating of Baa3 or higher and an S&P Rating of at least BB+ or

•	a Moody’s Rating of Ba1 or higher and an S&P Rating of at least BBB- or, in each case, if either Moody’s or S&P shall change its rating system, equivalent ratings.

“Investment Grade Rating Event” means, with respect to either series of the notes, the first day on which the notes of such series are assigned an Investment Grade Rating.

“Issue Date” means, with respect to any series, the first date on which the notes of such series are initially issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (except for taxes not yet owing) in respect of such asset, whether or not filed, retention agreement, any lease in the nature thereof, any option or other agreement to sell and, with respect to which, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Material Asset” means, with respect to us or any of our Restricted Subsidiaries, any asset, related group of assets, business or division of ours or any of our Restricted Subsidiaries (including any Capital Stock of any Restricted Subsidiary) which:

(1)	for our most recent fiscal year, accounted or would have accounted for more than 3% of our consolidated revenues, or

(2)	as at the end of such fiscal year, represented or would have represented more than 3% of our consolidated assets or had a fair market value in excess of $10 million, all as shown

•	with respect to any sale or disposition, on our consolidated financial statements for such fiscal year or such shorter period as such assets, business or division were owned by us or any of our Restricted Subsidiaries and

•	with respect to any acquisition, on our consolidated pro forma financial statements for the four full Quarters for which financial information in respect thereof is available immediately prior to such acquisition, giving effect thereto on a pro forma basis as if such acquisition had occurred at the beginning of such four full Quarters.

“Maturity” means, with respect to either series of the notes, any date on which the principal of such notes becomes due and payable as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“MSCG Arrangements” means the crude oil supply arrangement that may be entered into by Morgan Stanley Capital Group Inc. and Premcor Inc., or one of Premcor Inc.’s Affiliates, in connection with our acquisition of the Memphis refinery and the related supply and distribution assets from The Williams Companies, Inc. and certain of its Subsidiaries.

“Net Available Proceeds” means cash or readily marketable cash equivalents received by any Person (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) net of:

•	all legal and accounting expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such issuance, and

•	all payments made by such Person or its Subsidiaries on any Indebtedness which must, in order to obtain a necessary consent to such issuance or by applicable law, be repaid out of the proceeds from such issuance.

“Net Income” of any Person for any period means the net income (loss) from continuing operations of such Person for such period, determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither we nor any of our Restricted Subsidiaries

•	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

•	is directly or indirectly liable (as a guarantor or otherwise); or

•	constitutes the lender.

“Obligations” means any principal (and premium, if any), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer” means the offer that is being made to holders of notes as a result of a Change of Control resulting in a Rating Decline or one or more Asset Dispositions (as described further under “—Procedures for Offers”).

“Officers’ Certificate” means a certificate signed by at least two of our officers, one of which must be the Chairman of the board, a Vice-Chairman of the board, the Chief Executive Officer, the President or a Vice-President, and the other of which must be the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary and delivered to the trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for us, and whose opinion is reasonably acceptable to the trustee.

“PACC” means Port Arthur Coker Company L.P., a Delaware limited partnership and our indirect Subsidiary.

“PAFC” means Port Arthur Finance Corp., a Delaware corporation and our indirect Subsidiary.

“Paying Agent” means any Person authorized by us to pay the principal of or any premium or interest on any notes on our behalf. We initially appoint the trustee as Paying Agent.

“Permitted Indebtedness” means Indebtedness incurred by us or our Restricted Subsidiaries:

(1)	to renew, extend, refinance or refund Indebtedness that is permitted to be incurred pursuant to the Consolidated Operating Cash Flow Ratio test set forth in the covenant described under “—Limitation on Indebtedness” and clauses (2) through (4) and (10) below; provided, however, that such Indebtedness does not exceed the principal amount of the Indebtedness so renewed, extended, refinanced or refunded plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us or such Restricted Subsidiary as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus our expenses or those of such Restricted Subsidiary incurred in connection with such refinancing; and provided, however, that Indebtedness the proceeds of which are used to refinance or refund such Indebtedness shall only be permitted if:

•	in the case of any refinancing or refunding of Indebtedness that is pari passu with the notes, the refinancing or refunding Indebtedness is made pari passu with the notes or subordinated to the notes;

•	in the case of any refinancing or refunding of Indebtedness that is subordinated to the notes, the refinancing or refunding Indebtedness is made subordinated to the notes at least to the same extent as such Indebtedness being refinanced or refunded was subordinated to the notes; and

•	in the case of the refinancing or refunding of Indebtedness that is subordinated to the notes, the refinancing or refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (x) does not provide for payments of principal of such Indebtedness at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by us or such Restricted Subsidiary (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Indebtedness upon an event of default thereunder), in each case prior to the final stated maturity of the Indebtedness being refinanced or refunded and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by us or such Restricted Subsidiary) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refinanced or refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to an offer to purchase made by us or such Restricted Subsidiary), which is conditioned upon the change of control of us or such Restricted Subsidiary;

(2)	arising from time to time under the Credit Agreement in an aggregate principal amount which, together with the principal component of any obligations under clause (10) below, do not exceed the greater of:

•	$850 million at any one time outstanding less the aggregate amount of all proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and

•	the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom);

(3)	outstanding or incurred on the Issue Date;

(4)	evidenced by trade letters of credit incurred in the ordinary course of business not to exceed $20 million in the aggregate at any time;

(5)	between or among us and/or our Restricted Subsidiaries;

(6)	which is Subordinated Indebtedness in an amount not to exceed $200 million;

(7)	arising out of Sale and Leaseback Transactions or Capitalized Lease Obligations relating to computers and other office equipment and elements, catalysts or other chemicals used in connection with the refining of petroleum or petroleum by-products;

(8)	arising out of Interest Swap Obligations;

(9)	in connection with capital projects qualifying under Section 142(a) (or any successor provision) of the Internal Revenue Code of 1986, as amended, in an amount not to exceed $75 million in the aggregate at any time;

(10)	obligations of us or any Restricted Subsidiary in connection with any Qualified Securitization Transaction in a principal amount, which, together with any principal amount under clause (2) above, does not exceed the greater of

•	$700 million at any one time outstanding less the aggregate amount of all proceeds of all Asset Dispositions that have been applied since the Issue Date to permanently reduce the outstanding amount of such Indebtedness and

•	the amount of the Borrowing Base as of such date (calculated on a pro forma basis after giving effect to such borrowing and the application of the proceeds therefrom);

(11)	any guarantee by us of Indebtedness of any of our Restricted Subsidiaries so long as the incurrence of such Indebtedness is permitted to be incurred under the covenant “Limitation on Indebtedness”;

(12)	or preferred stock of Persons that are acquired by us or any of our Restricted Subsidiaries or merged into us or a Restricted Subsidiary in accordance with the terms of the indenture; provided that such Indebtedness or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger either:

•	we would be permitted to incur at least $1.00 of additional Indebtedness under the Consolidated Operating Cash Flow Ratio test set forth in the first paragraph of “—Limitation on Indebtedness” or

•	our Consolidated Operating Cash Flow Ratio is equal to or greater than such ratio immediately prior to such acquisition or merger;

(13)	in an amount not greater than twice the aggregate amount of cash contributions made to our capital;

(14)	that may arise out of, or in connection with the MSCG Arrangements to the extent that such Indebtedness is reflected as a liability on our balance sheet;

(15)	permitted under Sections 4.01(s) and 4.02(8) of the Common Security Agreement; and

(16)	in addition to Indebtedness permitted by clauses (1) through (15) above, Indebtedness not to exceed on a consolidated basis for us and our Restricted Subsidiaries at any time $75 million.

“Permitted Liens” means

(1)	Liens in favor of us;

(2)	Liens on the property of a Person existing at the time such Person is merged into or consolidated with us, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us;

(3)	Liens on property existing at the time of our acquisition thereof, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens existing on the Issue Date;

(6)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(7)	Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, material men’s, and vendors’ Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(8)	zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of our property or assets or impair the use of such property in the operation of our business;

(9)	judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

(10)	Liens to secure the payment of all or apart of the purchase price of property or assets acquired or the construction costs of property or assets constructed in the ordinary course of business on or after the Issue Date, provided that

•	such property or assets are used in our Principal Business,

•	at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed,

•	each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such assets or property within 180 days of the purchase or construction thereof and

•	any Indebtedness secured by such Lien shall have been permitted to be incurred under the covenant entitled “Limitation on Indebtedness”;

(11)	Liens incurred in the ordinary course of our business with respect to obligations that do not exceed 5% of Consolidated Net Tangible Assets at any one time outstanding;

(12)	Liens incurred in connection with Interest Swap Obligations;

(13)	Liens on any Securitization Program Assets in connection with any Qualified Securitization Transaction;

(14)	Liens of PAFC or PACC that are Permitted Liens within the meaning of the Common Security Agreement; and

(15)	Liens to secure obligations owing from time to time under the Credit Agreement and Guaranties thereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Port Arthur Notes” means the 12 1/2% Senior Secured Notes due 2009 of PAFC.

“Preferred Stock” means any share of Capital Stock of any Person in respect of which the holder thereof is entitled to receive payment before any other payment is made with respect to any other Capital Stock of such Person.

“Premcor Inc.” means Premcor Inc., a Delaware corporation and the direct parent of Premcor USA.

“Premcor USA” means Premcor USA Inc., a Delaware corporation and our direct parent.

“Principal Business” means, with respect to us and our Restricted Subsidiaries,

(1)	the business of the acquisition, processing, marketing, refining, storage and/or transportation of hydrocarbons and/or royalty or other interests in crude oil or associated products related thereto;

(2)	the acquisition, operation, improvement, leasing and other use of convenience stores, retail service stations, truck stops and other public accommodations in connection therewith;

(3)	any business in which we or our Restricted Subsidiaries engage on the Issue Date; and

(4)	any activity or business that is a reasonable extension, development or expansion of, or reasonably related to, any of the foregoing.

“Principal Property” means:

•	any refinery and related pipelines, terminalling and processing equipment or

•	any other real property or marketing assets or related group of our assets having a fair market value in excess of $20.0 million.

“Qualified Securitization Transaction” means any transaction or series of transactions that we or any Subsidiary may enter into pursuant to which we or any Subsidiary may sell, convey, grant a security interest in or otherwise transfer to a Securitization Special Purpose Entity, and such Securitization Special Purpose Entity may sell, convey, grant a security interest in, or otherwise transfer to any other Person, any Securitization Program Assets (whether now existing or arising in the future).

“Quarter” means one of our fiscal quarterly periods.

“Rating Agencies” means:

•	S&P and Moody’s or

•	if S&P or Moody’s or both of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by us, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Decline” means, with respect to either series of the notes, that at any time within 90 days (which period shall be extended so long as the rating of the notes of such series is under publicly announced consideration for possible down grade by any Rating Agency) after the date of public notice of a Change of Control, or of our intention or that of any Person to effect a Change of Control, the rating of the notes of such series is decreased by both Rating Agencies by one or more categories and the ratings on such notes following such downgrade are below Investment Grade.

“Receivables” means all of our rights and the rights of any of our Subsidiaries to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in our accounting records or those of such Subsidiary as accounts receivable.

“Redemption Date,” when used with respect to any note to be redeemed, means the date fixed for such redemption by or pursuant to the indenture.

“Restricted Debt Prepayment” means any purchase, redemption, defeasance (including, but not limited to, covenant or legal defeasance) or other acquisition or retirement for value (collectively a “prepayment”) (other than in connection with a concurrent issuance of pari passu or Subordinated Indebtedness) directly or indirectly, by us or a Restricted Subsidiary, prior to the scheduled maturity on or prior to any scheduled repayment of principal (and premium, if any) or sinking fund payment, in respect of our Indebtedness (other than the securities of any series issued under the indenture) which is subordinate in right of payment to the securities of any series issued under the indenture.

“Restricted Investment” means any direct or indirect Investment by us or any of our Restricted Subsidiaries in:

(1)	any Affiliate of ours which is not a Restricted Subsidiary of ours and

(2)	any Unrestricted Subsidiary of ours,

other than direct or indirect investments in any pipeline company in which we or any of our Restricted Subsidiaries now own or hereafter acquire any interest; provided that the aggregate amount of Investments we or any of our Restricted Subsidiaries make in any such pipeline company shall not exceed $25 million in the aggregate at any one time outstanding; provided further, that any Investment in a Securitization Special Purpose Entity in connection with a Qualified Securitization Transaction shall not be a Restricted Investment.

“Restricted Payment” means:

(1)	any Stock Payment;

(2)	any Restricted Investment; or

(3)	any Restricted Debt Prepayment.

Notwithstanding the foregoing, Restricted Payments shall not include

•	payments by us to any Restricted Subsidiary of ours, and

•	payments by any Restricted Subsidiary of ours to us or any other Restricted Subsidiary of ours.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not:

•	an Unrestricted Subsidiary; or

•	a direct or indirect Subsidiary of an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Services and its successors.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be, advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Securitization Program Assets” means:

•	all Receivables and inventory which are described as being transferred by us or any Subsidiary of ours pursuant to documents relating to any Qualified Securitization Transaction;

•	all Securitization Related Assets; and

•	all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Securitization Related Assets” means:

(1)	any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables) or to inventory;

(2)	any proceeds of such Receivables or inventory and any lockboxes or accounts in which such proceeds are deposited;

(3)	spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction;

(4)	any warranty, indemnity, dilution and other intercompany claim arising out of the documents relating to such Qualified Securitization Transaction; and

(5)	other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

“Securitization Special Purpose Entity” means a Person (including, without limitation, a Subsidiary of ours) created in connection with the transactions contemplated by a Qualified Securitization Transaction, which Person engages in no activities other than those incidental to such Qualified Securitization Transaction.

“Stock Payment” means, with respect to us, any dividend, either in cash or in property (except dividends payable in our Capital Stock which is not convertible into Indebtedness), on, or the making by us of any other distribution in respect of, our Capital Stock, now or hereafter outstanding; or the redemption, repurchase, retirement, defeasance or any acquisition for value by us, directly or indirectly; of our Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of our Capital Stock, now or hereafter outstanding (other than in exchange for our Capital Stock (other than Disqualified Capital Stock) or options, warrants or other rights to purchase our Capital Stock (other than Disqualified Capital Stock)).

“Subordinated Indebtedness” means, with respect to the notes, any of our Indebtedness which is subordinated in right of payment to the notes and with respect to which no payments of principal (by way of sinking fund, mandatory redemption; maturity or otherwise) including, without limitation, at the option of the holder thereof (other than pursuant to an offer to repurchase such Subordinated Indebtedness following a change of control, which offer may not be completed until 45 days after completion of the Offer described. under “—Change of Control”) are required to be made by us at any time prior to the stated maturity of the notes.

“Subsidiary” of any Person means:

•	a corporation more than 50% of the total voting power of all classes of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

•	any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Transaction Date” means the date on which the Indebtedness giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio was incurred or the date on which, pursuant to the terms of this indenture, the transaction giving rise to the need to calculate the Consolidated Operating Cash Flow Ratio occurred.

“Unrestricted Subsidiary” means any Subsidiary that is designated by our board of directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt; and

(2)	is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation:

•	to subscribe for additional Capital Stock (including options, warrants or other rights to acquire Capital Stock) or

•	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

Our board of directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under “—Certain Covenants-Limitation on Indebtedness,” and (ii) no Default or Event of Default would be in existence following such designation.

Book-Entry Procedures

Upon issuance, all notes will be represented by a fully registered global note (the “Global Note”). The Global Note will be deposited with, or on behalf of, The Depository Trust Company, as Depository (the “Depository”), and registered in the name of the Depository or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depositary or by a nominee of such Depository to such Depository.

A further description of the Depositary’s procedures with respect to the Global Note is set forth in the accompanying prospectus under “Description of Debt Securities—Global Security.” The Depository has confirmed to us, the Underwriters and the Trustee that it intends to follow such procedures.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the Global Notes will be made by us in immediately available funds.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

This section summarizes some of the United States federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change (possibly with retroactive effect), or the Internal Revenue Service (also known as the IRS) might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes could differ from those described below.

The summary generally applies only to U.S. Holders that purchase notes in the initial offering at their issue price and hold the notes as “capital assets” (generally, for investment). For this purpose, a U.S. Holder means a holder of the notes that is for United States federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation or partnership (or other entity properly classified as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person. A Non-U.S. Holder is any holder of the notes that is not a U.S. Holder. Special rules apply to Non-U.S. Holders. The summary describes some, but not all, of these special rules. The following discussion does not address foreign, state or local tax consequences applicable to all categories of holders of notes, nor does it purport to address the United States federal income tax consequences applicable to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are held through pass-through entities, dealers in securities or foreign currency, and persons holding notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

Investors considering the purchase of notes should consult their own tax advisors regarding the application of the United States federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

Tax Consequences to U.S. Holders

Taxation of Interest

If you are a U.S. Holder, interest on your notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The notes are not expected to be issued to investors with “original issue discount” for United States federal income tax purposes.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of the notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the notes. Your adjusted tax basis in the notes generally will be your cost for the notes, less any principal payments you receive.

The gain or loss you recognize on the sale, exchange or retirement of the notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. The maximum individual income tax rate for long-term capital gains is generally 15% for gains recognized in a taxable year beginning before January 1, 2009 (and 20% for gains recognized thereafter). The deductibility of capital losses by U.S. Holders is subject to limitation.

To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read “—Taxation of Interest” above.

Tax Consequences to Non-U.S. Holders

Taxation of Interest

If you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on interest paid on the notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States and you:

•	do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

•	are not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

In addition, for this exemption from income and withholding taxes to apply, a Non-U.S. Holder must provide us with a properly completed and executed Form W-8BEN, or other applicable form, as provided for in the United States Treasury regulations certifying that the beneficial owner of the note is a foreign person. If you hold the notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the partnership will generally be required to make a certification on Form W-8IMY, which generally must be associated with certifications on Form W-8BEN from its partners (or Form W-9 in the case of United States partners) and a withholding statement containing certain prescribed information, including, among other things, the manner in which income is allocable among the various partners. If these conditions are not satisfied, then interest paid on the notes will be subject to United States federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

Sale, Exchange or Retirement of the Notes

Generally, any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of a note will be exempt from United States federal income and withholding tax, provided that:

•	the gain is not effectively connected with your conduct of a trade or business within the United States; and

•	if you are an individual, you are neither present in the United States for 183 days or more during the taxable year nor a former citizen or long-term resident of the United States subject to special rules that apply to expatriates.

Effectively Connected Income

If interest, gain or other income you recognize on a note is effectively connected with your conduct of a trade or business within the United States, you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8ECI, but generally you will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular United States federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

Federal Estate Taxes

A note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and that the interest accrued on the notes was not effectively connected with that holder’s conduct of a trade or business within the United States.

Information Reporting and Backup Withholding

The Code and the United States Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax at a rate of 28% (which rate is scheduled to be increased to 31% in calendar year 2011) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to entities properly treated as corporations for United States tax purposes, whether domestic or foreign (but in certain cases, the corporation must provide the payor with appropriate documentation to substantiate its status as a corporation).

If you are an individual U.S. Holder of the notes, payments of interest to you will generally be subject to information reporting, and also will be subject to backup withholding unless you provide us with a properly executed Form W-9 containing a correct taxpayer identification number and certifications as to your status as a United States person that is not subject to backup withholding, and neither the IRS nor a broker informs us that withholding is required.

The backup withholding rules do not apply to payments subject to the 30% withholding tax (or a reduced rate pursuant to an applicable tax treaty) on interest paid to Non-U.S. Holders or to payments exempt from that tax by application of a tax treaty or special exception. Therefore, if you are a Non-U.S. Holder, payments of interest on the notes will generally not be subject to backup withholding, provided that you certify that you are a foreign person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

If you are a U.S. Holder, payments made to you by a broker upon a sale of notes will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder, payments made to you by a broker upon a sale of notes will not be subject to backup withholding as long as you certify that you are a foreign person, as described under “Tax Consequences to Non-U.S. Holders—Taxation of Interest.”

Any amounts withheld from a payment to a holder of notes under the backup withholding rules can be credited against any United States federal income tax liability of the Holder.

The preceding discussion of certain United States federal income tax considerations is for general information only. It is not tax advice. You should consult your own tax advisor regarding the particular United States federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of the notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated April 20, 2004, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and UBS Securities LLC are acting as representatives, the following respective principal amounts of the notes:

	Principal Amount of Notes
Underwriters	2011 Notes	2014 Notes
Credit Suisse First Boston LLC	$70,000,000	$70,000,000
Morgan Stanley & Co. Incorporated	60,000,000	60,000,000
Citigroup Global Markets Inc.	40,000,000	40,000,000
UBS Securities LLC	20,000,000	20,000,000
Banc One Capital Markets, Inc.	5,714,287	5,714,287
Banc of America Securities LLC	1,428,572	1,428,572
SunTrust Capital Markets, Inc.	714,286	714,286
Barclays Capital Inc.	428,571	428,571
Scotia Capital (USA) Inc.	428,571	428,571
Wells Fargo Securities, LLC	428,571	428,571
BNY Capital Markets, Inc.	285,714	285,714
Credit Lyonnais Securities (USA) Inc.	285,714	285,714
Natexis Bleichroeder Inc.	285,714	285,714

Total	$200,000,000	$200,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

We estimate that our out-of-pocket expenses for this offering will be approximately $0.5 million.

The notes are new issues of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect thereof.

One of our directors, Wilkes McClave III, has indicated his intention to purchase in this offering for investment purposes up to $2 million aggregate principal amount of the notes at the public offering price.

The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

From time to time, some of the underwriters and their affiliates have provided, and may continue to provide, investment banking and commercial banking services to us for fees and commissions that we believe are customary. For example, the representatives will act as underwriters in Premcor Inc.’s concurrent public equity offering.

Additionally, affiliates of Morgan Stanley Inc. and Credit Suisse First Boston LLC were participants in our prior $785 million credit facility, and affiliates of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and UBS Securities LLC and certain other underwriters are participants in our current $1 billion senior secured revolving credit facility.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

NASD Regulations

Maximum compensation will not exceed 8% of the gross offering proceeds. All post-effective amendments or prospectus supplements disclosing actual price and selling terms will be submitted to the NASD Corporate Financing Department at the same time they are filed with the SEC. The NASD Corporate Financing Department will be advised if, subsequent to the filing of the offering, any 5% or greater shareholder of the issuer is or becomes an affiliate or associated person of an NASD member participating in the distribution. All NASD members participating in the offering understand the requirements that have to be met in connection with SEC Rule 415 and Notice-to-Members 88-101.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the securities described herein in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of such securities are made. Any resale of these securities in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Purchasers

By purchasing securities described herein in Canada a purchaser is representing to us that

•	the purchaser is entitled under applicable provincial securities laws to purchase these securities without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in these securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP of New York, New York, will pass upon the validity of the notes. Davis Polk & Wardwell of New York, New York will pass upon the validity of the notes for the underwriters.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Premcor Inc. and The Premcor Refining Group Inc. for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on Premcor Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to Premcor Inc.’s change in method of accounting for stock-based compensation issued to employees, and which report on The Premcor Refining Group Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for stock-based compensation issued to employees and the restatement of the consolidated financial statements to give effect to the contribution of Sabine River Holding Corp. common stock owned by Premcor Inc. to The Premcor Refining Group Inc., which was accounted for in a manner similar to a pooling of interests), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

PROSPECTUS

$1,200,000,000

PREMCOR INC.

Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts, Units and Debt Securities

THE PREMCOR REFINING GROUP INC.

Debt Securities

guaranteed, to the extent described herein, by PREMCOR INC.

Premcor Inc. may offer and issue from time to time up to $700,000,000 of:

•	shares of common stock;

•	shares of preferred stock;

•	warrants;

•	stock purchase contracts;

•	units; and

•	one or more series of debt securities which may be either senior or subordinated.

Premcor Inc.’s common stock is traded on the New York Stock Exchange under the symbol “PCO”.

The Premcor Refining Group Inc., an indirect wholly-owned subsidiary of Premcor Inc., may offer and issue from time to time in one or more series unsecured non-convertible debt securities with an aggregate public offering price of up to $500,000,000. If any debt securities are rated below investment grade at the time of issuance, they will be fully and unconditionally guaranteed by Premcor Inc.

Premcor Inc. and The Premcor Refining Group Inc. will receive all of the proceeds from the sale of the securities. The total offering price of the securities offered to the public will be limited to $1,200,000,000.

The securities to be offered by us will be in amounts, at prices and on terms to be determined at the time of offering. When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities.

Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

See “ Risk Factors” beginning at page 6 of this prospectus for a description of certain factors that you should consider before purchasing any securities.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

January 7, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” or similar references mean Premcor Inc. and its consolidated subsidiaries, taken as a whole, and all references to PRG mean The Premcor Refining Group Inc., an indirectly wholly owned subsidiary of Premcor Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Any documents we file may also be available at the SEC’s website at http://www.sec.gov. For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered:

1.	Premcor Inc.’s and PRG’s Annual Report on Form 10-K for the year ended December 31, 2002.

2.	Premcor Inc.’s and PRG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

3.	Premcor Inc.’s and PRG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.	Premcor Inc.’s and PRG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

5.	Premcor Inc.’s and PRG’s Current Report on Form 8-K, dated November 5, 2003.

You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations

Premcor Inc.

1700 East Putnam Avenue

Suite 400

Old Greenwich, Connecticut 06870

(203) 698-7500

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors,” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

OUR BUSINESS

General

Premcor Inc., a Delaware corporation, was incorporated in April 1999. Premcor Inc. owns all of the outstanding capital stock of Premcor USA Inc., which owns all of the outstanding capital stock of The Premcor Refining Group Inc., or PRG, a Delaware corporation formed in 1989. PRG and its indirect subsidiary, Port Arthur Coker Company, L.P., or PACC, are our principal operating subsidiaries.

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. We currently own and operate three refineries, which are located in Port Arthur, Texas; Memphis, Tennessee; and Lima, Ohio, with a combined crude oil volume processing capacity, known as throughput capacity, of approximately 610,000 barrels per day, or bpd. We sell petroleum products in the Midwest, the Gulf Coast, Eastern and Southeastern United States. We sell our products on an unbranded basis to approximately 1,200 distributors and chain retailers through our own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

For the twelve months ended September 30, 2003, highly refined products, known as light products, such as transportation fuels, petrochemical feedstocks and heating oil, accounted for approximately 92% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 42% of our total product volume.

We source our crude oil on a global basis through a combination of long-term crude oil purchase contracts, short-term purchase contracts and spot market purchases. The long-term contracts provide us with a steady supply of crude oil, while the short-term contracts and spot market purchases give us flexibility in obtaining crude oil. Since all of our refineries have access, either directly or though pipeline connections, to deepwater terminals, we have the flexibility to purchase foreign crude oils via waterborne delivery or domestic crude oils via pipeline delivery. Our Port Arthur refinery, which possesses one of the world’s largest coking units, can process 80% heavy sour crude oil. Approximately 80% of the crude oil supply to our Port Arthur refinery is lower cost heavy sour crude oil from Mexico, called Maya.

Our principal executive offices are located at 1700 East Putnam Avenue, Suite 400, Old Greenwich, Connecticut 06870, and our telephone number is (203) 698-7500.

RISK FACTORS

An investment in our securities involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to invest in the securities.

Risks Related to our Business and our Industry

Volatile margins in the refining industry may negatively affect our future operating results and decrease our cash flow.

Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon a variety of factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. For example, industry refining margins have decreased in the fourth quarter of 2003 as compared to the third quarter of 2003, while prices for natural gas, an important component of our refining cost structure, have been higher in 2003 as compared to historical prices. Future volatility may negatively affect our results of operations, since the margin between refined product prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient for our needs.

Specific factors, in no particular order, that may affect our refining margins include:

•	accidents, interruptions in transportation, inclement weather or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

•	changes in the cost or availability to us of transportation for feedstocks and refined products;

•	failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

•	rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability or personal injury; and

•	aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

Other factors that may affect our margins, as well as the margins in our industry in general, include, in no particular order:

•	domestic and worldwide refinery overcapacity or undercapacity;

•	aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature, power outages and acts of terrorism;

•	domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

•	price fluctuations between the time we enter into domestic crude oil purchase commitments and the time we actually process the crude oil into refined products (approximately one month) and the effect of any related hedging transactions;

•	the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to maintain oil price and production controls;

•	political conditions in oil producing regions, including the Middle East, Africa and Latin America;

•	refining industry utilization rates;

•	pricing and other actions taken by competitors that impact the market;

•	price, availability and acceptance of alternative fuels;

•	adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations;

•	price fluctuations in natural gas, as our refineries purchase and consume significant amounts of natural gas to fuel their operations; and

•	general economic conditions.

A significant interruption or casualty loss at any of our refineries could reduce our production, particularly if not fully covered by our insurance.

Our business currently consists of owning and operating three refineries. As a result, our operations could be subject to significant interruption if any of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down or curtail production due to unforeseen events, such as acts of God, nature, power outages and acts of terrorism. Any such shutdown would reduce the production from that refinery. For example, our Port Arthur refinery is located in the Gulf Coast region of the United States, which is susceptible to seasonal hurricanes and other weather related problems. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refineries is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole. Furthermore, if any of the above events were not fully covered by our insurance, it could have a material adverse effect on our earnings, our other results of operations and our financial condition.

Disruption of our ability to obtain crude oil could reduce our margins and our other results of operations.

Although we have one long-term crude oil supply contract, the majority of our crude oil supply is acquired under short-term contractual arrangements or in the spot market. Our short-term crude oil supply contracts are terminable on one to three months’ notice. Further, a significant portion of our feedstock requirements is supplied from Latin America, Africa and the Middle East (including Iraq), and we are subject to the political, geographic and economic risks attendant to doing business with suppliers located in those regions, such as labor strikes and unilateral announcements by any of these sovereign nations that it will halt some or all oil exports for a specified period of time. In the event that one or more of our supply contracts is terminated, we may not be able to find alternative sources of supply. If we are unable to obtain adequate crude oil volumes or are only able to obtain such volumes at unfavorable prices, our margins and our other results of operations could be materially adversely affected.

Our Port Arthur refinery is highly dependent upon a Petroleos Mexicanos, or PEMEX, affiliate for its supply of heavy sour crude oil, which could be interrupted by events beyond the control of PEMEX.

For the first nine months of 2003, we sourced approximately 80% of our Port Arthur refinery’s crude oil from P.M.I. Comercio Internacional, S.A. de C.V., or PMI, an affiliate of PEMEX. Therefore, a large proportion of our crude oil needs is influenced by the adequacy of PEMEX’s crude oil reserves, the estimates of which are not precise and are subject to revision at any time. In addition, in connection with our Port Arthur refinery expansion project, we will require additional heavy sour crude oil. We intend to seek an increase in our heavy sour crude oil supply agreement with the PEMEX affiliate and/or alternative supply sources to provide for our incremental requirements. There are no assurances that the PEMEX affiliate will agree to an increase in our crude oil supply agreement or that alternative sources can be obtained at terms as favorable as those negotiated with PEMEX’s affiliate. In the event that PEMEX’s affiliate were to terminate our crude oil supply agreement or default on its supply obligations, we would need to obtain heavy sour crude oil from another supplier and would lose the potential benefits of the coker gross margin support mechanism contained in the supply agreement. Alternative supplies of crude oil may not be available or may not be on terms as favorable as those negotiated with PEMEX’s affiliate. In addition, the processing of oil supplied by a third party may require changes to the configuration of our Port Arthur refinery, which could require significant unbudgeted capital expenditures.

Furthermore, the obligation of PEMEX’s affiliate to deliver heavy sour crude oil under the agreement may be delayed or excused by the occurrence of conditions and events beyond the reasonable control of PEMEX, such as:

•	extreme weather-related conditions;

•	production or operational difficulties and blockades;

•	embargoes or interruptions, declines or shortages of supply available for export from Mexico, including shortages due to increased domestic demand and other national or international political events; and

•	certain laws, changes in laws, decrees, directives or actions of the government of Mexico.

The government of Mexico may direct a reduction in our supply of crude oil, so long as that action is taken in common with proportionately equal supply reductions under its long-term crude oil supply agreements with other parties and the amount by which it reduces the quantity of crude oil to be sold to us shall first be applied to reduce quantities of crude oil scheduled for sale and delivery to our Port Arthur refinery under any other crude oil supply agreement with us or any of our affiliates. Mexico is not a member of OPEC, but in 1998 it agreed with the governments of Saudi Arabia and Venezuela to reduce Mexico’s exports of crude oil by 200,000 bpd. In March 1999, Mexico further agreed to cut exports of crude oil by an additional 125,000 bpd. As a consequence, during 1999, PEMEX reduced its supply of oil under some oil supply contracts by invoking an excuse clause based on governmental action similar to one contained in our long-term crude oil supply agreement. It is possible that PEMEX could reduce our supply of crude oil by similarly invoking the excuse provisions in the future.

Competitors who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial resources than we do may have a competitive advantage over us.

The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. We do not have any long-term arrangements for much of our production, and our contracts to supply jet fuel to Federal Express in Memphis will expire in 2004. Many of our competitors, however, obtain a significant portion of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets, with brand-name recognition, are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors also have materially greater financial and other resources than we possess. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside of our industry, our financial condition and results of operations, as well as our business prospects, could be materially adversely affected.

Our substantial indebtedness may limit our financial flexibility.

Our substantial indebtedness has significantly affected our financial flexibility historically and may significantly affect our financial flexibility in the future. As of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of PRG’s Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, we had total long-term debt, including current maturities, of $1,452.2 million and cash, short-term investments and cash restricted for debt service of $525.4 million. We had stockholders’ equity of $1,139.9 million, resulting in a total debt to total capitalization ratio of 56%. PRG, as of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of its Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, had total long-term debt, including current maturities, of $1,441.8 million and cash, short-term investments and cash restricted for debt service of $472.4 million. PRG had stockholder’s equity of $1,021.0 million, resulting in a total debt to total capitalization ratio of 59%. We may also incur additional indebtedness in the future, although our ability to do so will be restricted by the terms of our existing indebtedness. We are currently evaluating several refinery acquisitions. Any significant acquisition would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and

•	we may be more vulnerable to adverse economic and industry conditions.

We have significant principal payments due under our debt instruments. As of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of PRG’s Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, we are required to make the following principal payments on our long-term debt: $0.1 million in the remainder of 2003; $24.5 million in 2004; $36.6 million in 2005; $44.0 million in 2006; $41.3 million in 2007; and $1,305.7 million in the aggregate thereafter. These amounts include the required principal payments of PRG as follows: $24.2 million in 2004; $36.2 million in 2005; $43.6 million in 2006; $40.8 million in 2007; and $1,297.0 million in the aggregate thereafter.

Our subsidiaries’ ability to meet their principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Restrictive covenants in PRG’s and its subsidiary’s debt instruments limit our ability to move funds and assets among our subsidiaries and may limit our ability to undertake certain types of transactions.

Various covenants in PRG’s and Port Arthur Finance Corp’s, PRG’s wholly-owned indirect subsidiary, debt instruments and other financing arrangements may restrict our and our subsidiaries’ financial flexibility in a number of ways. Our indebtedness subjects us to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, enter into certain transactions with affiliates, make certain payments to Premcor Inc. or to other subsidiaries or affiliates, enter into sale and leaseback transactions, conduct businesses other than our current businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Some of these debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests. Our subsidiaries’ ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.

In addition, PRG’s credit agreement currently limits the amount of future additional indebtedness that may be incurred by PRG and its subsidiaries to $15 million. Accordingly, it may be necessary for us to obtain a waiver or amendment of our credit agreement to incur additional indebtedness in excess of the PRG credit agreement limitation. There is no assurance that such waiver or amendment can be obtained, or obtained on a timely basis.

Compliance with, and changes in, environmental laws could adversely affect our results of operations and our financial condition.

We are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention, remediation of contaminated sites and the characteristics and composition of gasoline and diesel fuels. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws and regulations and permits can often require expensive pollution control equipment or operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns. Compliance with environmental laws and regulations significantly contributes to our operating costs. In addition, we have made and expect to make substantial capital expenditures on an ongoing basis to comply with environmental laws and regulations.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional unforeseen expenditures. These expenditures or costs for environmental compliance could have a material adverse effect on our financial condition, results of operations and cash flow. For example, the United States Environmental Protection Agency, or EPA, has promulgated new regulations under the federal Clean Air Act that establish stringent sulfur content specifications for gasoline and low-sulfur highway, or “on-road” diesel fuel designed to reduce air emissions from the use of these products.

In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 ppm during any calendar year by January 1, 2006, phasing in beginning on January 1, 2004. We currently expect to produce gasoline under the new sulfur standards at our Port Arthur refinery prior to January 1, 2004, and at our Memphis refinery in the second quarter of 2004. As a result of the corporate pool averaging provisions of the regulations and our possession of what we believe, based on current information, to be sufficient sulfur credits, we intend to defer a significant portion of the investment required for compliance at our Lima refinery until the end of 2005. We believe, based on current estimates, that our compliance with the new Tier 2 gasoline specifications will require us to make capital expenditures totaling approximately $310 million through 2005, of which $128 million has been incurred through September 30, 2003. This estimate reflects further refinement of our plans and in particular a more detailed plan for the newly acquired Memphis refinery. Future revisions to this cost estimate, and the estimated time during which costs are incurred, may be necessary. As of September 30, 2003, we have outstanding contract commitments of $135 million related to the design and construction activity at our refineries for Tier 2 compliance.

In January 2001, the EPA promulgated its on-road diesel regulations, which will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. We estimate that capital expenditures required to comply with the on-road diesel standards at all three refineries in the aggregate through 2006 is approximately $330 million, of which $4 million has been incurred as of September 30, 2003. Future revisions to this cost estimate, and the estimated time during which costs are incurred, may be necessary. The projected investment is expected to be incurred during 2003 through 2006. The greatest concentration of spending will occur in 2005. Since the Lima refinery does not currently produce diesel fuel to on-road specifications, we are considering an acceleration of the low-sulfur diesel investment at the Lima refinery in order to capture this incremental product value. If the investment is accelerated, production of the low-sulfur fuel is possible by the fourth quarter of 2005.

In April 2002, the EPA promulgated regulations to implement Phase II of the petroleum refinery Maximum Achievable Control Technology rule under the federal Clean Air Act, referred to as MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. We expect to invest approximately $26 million in the next two years related to these new regulations.

Environmental clean-up and remediation costs of our sites and environmental litigation could decrease our net cash flow, reduce our results of operations and impair our financial condition.

We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate, properties we formerly owned or operated and off-site locations where we arranged for the disposal of hazardous substances. We are involved in several proceedings and have undertaken other projects relating to our liability for the investigation and clean-up of such sites. We may become involved in further litigation or other proceedings. If we were to be held responsible for damages in any existing or future litigation or proceedings, such costs may not be covered by insurance and may be material. For example, there is extensive contamination at our Port Arthur refinery site and contamination at our Lima refinery site. Chevron Products Company, the former owner of the Port Arthur refinery, has retained environmental remediation obligations regarding pre-closing contamination for all areas of the refinery except those under or within 100 feet of active processing units, and BP Exploration and Oil, Inc. and certain affiliates, the former owner of the Lima refinery, has retained liability for certain environmental costs relating to operations of, or associated with, the Lima refinery site prior to our acquisition of that facility. However, if either of these parties fails to satisfy its obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for the remediation. In connection with the acquisition of our Memphis refinery from The Williams Companies, Inc., or Williams, we assumed responsibility for certain pending clean-up and compliance matters and Williams has agreed to indemnify us, subject to certain limitations, for any undisclosed or unknown environmental liabilities relating to periods prior to our ownership. In addition, Williams obtained, at its expense, a ten-year fully pre-paid $50 million environmental insurance policy covering unknown and undisclosed liabilities for the period of time prior to our acquisition. If the actual cost of our remediation activities for the Memphis refinery exceeds our estimates, or if additional liabilities not covered by the Williams indemnity arise, any such resulting liability could be significant. In addition, in May 2003, the State of Illinois filed a lawsuit against us and a prior owner of the Hartford refinery seeking recovery of removal costs and monetary penalties with regard to contamination in the village of Hartford, Illinois. If we are forced to assume liability for the cost of this remediation or other remediation relating to our current or former facilities, such liability could have a material adverse effect on our financial condition. As a result, in addition to making capital expenditures or incurring other costs to comply with environmental laws, we also may be liable for significant environmental litigation or remediation costs and other liabilities arising from the ownership or operation of these assets by prior owners, which could materially adversely affect our financial condition, results of operations and cash flow.

In addition, we are required to conduct environmental remediation at our closed Blue Island, Illinois and Hartford, Illinois refinery sites. Also, in connection with our sale of certain product terminals in 1999, we agreed to indemnify the purchasers for certain environmental matters relating to conditions existing during our ownership and operation of these assets. We maintain reserves for the estimated cost of remediation at the Blue

Island and Hartford refinery sites and former product terminal facilities. Clean-up costs may exceed our estimates, which could, in turn, have a material adverse effect on our financial condition, results of operations and cash flow.

We may also face liability arising from current or future claims alleging personal injury or property damage due to exposure to chemicals or other hazardous substances, such as asbestos, benzene, MTBE and petroleum hydrocarbons, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or clean-up costs for the alleged migration of contamination or hazardous substances from our current or former properties. A significant increase in the number or success of these claims could materially adversely affect our financial condition, results of operations and cash flow.

We maintain reserves for environmental clean-up obligations at our former retail sites and we may assume significant lease obligations as a result of the bankruptcy filing of the purchaser of our former retail properties.

In 1999, we sold the majority of our former retail properties to Clark Retail Enterprises, Inc., or CRE, which, together with its parent company, Clark Retail Group, Inc. filed for Chapter 11 bankruptcy protection in October 2002. We remained jointly and severally liable for CRE’s obligations under approximately 150 retail leases that were assigned to CRE as part of the sale, including payment of rent and environmental cleanup responsibilities for releases of petroleum occurring during the term of the leases. In bankruptcy hearings throughout the first three quarters of 2003, CRE rejected, and we became primarily obligated for, approximately 36 of these leases. During the third quarter of 2003, CRE conducted an orderly sale of its remaining retail assets, including most of the leases and subleases previously assigned by us to CRE except those that were rejected by CRE. We recorded an after-tax charge of $0.4 million and $6.9 million for the three-month and nine-month periods ended September 30, 2003, respectively, representing the estimated net present value of our remaining liability under the 36 rejected leases, net of estimated sub-lease income, and other direct costs. The primary obligation under the non-rejected leases and subleases was transferred in the CRE sale process to various unrelated third parties; however, we will likely remain jointly and severally liable on the assigned leases and the remaining unassigned leases could be rejected. Total payments on leases and subleases upon which we will likely remain jointly and severally liable are currently estimated as follows: (in millions) for the remainder of 2003—$3, 2004—$10, 2005—$10, 2006—$10, 2007—$10, and in the aggregate thereafter—$65.

We maintain reserves for the estimated cost of environmental remediation of our former retail store sites. Certain of these reserves were established pursuant to an environmental indemnity agreement with CRE in connection with its 1999 purchase of our retail assets. The environmental indemnity obligation as it relates to the CRE retail properties was not extended to the buyers of CRE’s retail assets in its bankruptcy proceedings and, as a result, we intend to review our environmental reserves accordingly upon the final disposition of the bankruptcy proceedings.

We have additional capital needs for which our internally generated cash flow may not be adequate; we may have insufficient liquidity to meet those needs.

In addition to the capital expenditures we will make to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations, we have additional short-term and long-term capital needs. Our short-term working capital needs are primarily crude oil purchase requirements, which fluctuate with the pricing and sourcing of crude oil. Our internally generated cash flow and availability under our working capital facilities may not be sufficient to meet these needs. We also have significant long-term needs for cash. We estimate that mandatory capital and turnaround expenditures, excluding the non-recurring capital expenditures required to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations described above, will average approximately $130 million per year from 2004 through 2007. Our internally generated cash flow may not be sufficient to support such capital expenditures.

We may not be able to implement successfully our discretionary capital expenditure projects.

We could undertake a number of discretionary capital expenditure projects designed to increase the productivity and profitability of our refineries such as our Port Arthur refinery expansion project. Many factors beyond our control may prevent or hinder our undertaking of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Failure to successfully implement these profit-enhancing strategies may adversely affect our business prospects and competitive position in the industry.

A substantial portion of our workforce is unionized and we may face labor disruptions that would interfere with our refinery operations.

As of September 30, 2003, we employed approximately 1,740 people, approximately 57% of whom were covered by collective bargaining agreements. The collective bargaining agreement covering employees at our Port Arthur and Memphis refineries expire in January 2006 and the agreement covering employees at our Lima refinery expires in April 2006. Our relationships with the relevant unions at our current facilities have been good and we have never experienced a work stoppage as a result of labor disagreement. However, we cannot assure you that this situation will continue. A labor disturbance at any of our refineries could have a material adverse effect on that refinery’s operations.

We are controlled by a limited number of stockholders, and in the future there may be conflicts of interest between these stockholders and our other stockholders, who will have less ability to influence our business.

As of September 30, 2003, Blackstone Management Associates III L.L.C. and its affiliates and Occidental Petroleum own approximately 39% and 12%, respectively, of our outstanding common stock. As a result, each of these stockholders, individually or in conjunction with other stockholders, may be able to influence or control the election of our directors and influence or determine our corporate policies and business strategy, including the approval of potential mergers or acquisitions, asset sales and other significant corporate transactions. Each of these stockholders’ interests may not coincide with the interests of the other holders of our common stock.

Our federal income tax carryforward attributes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

Our consolidated group had federal income tax net operating loss carryforwards of approximately $478.5 million at December 31, 2002. Our net operating loss carryforwards will begin to terminate with the year ending December 31, 2011, to the extent they have not been used to reduce taxable income prior to such time. Our ability to use our net operating loss carryforwards to reduce taxable income and to utilize other losses and certain tax credits is dependent upon, among other things, our not experiencing an ownership change of more than 50% during any three-year testing period as defined in the Internal Revenue Code. We have had significant changes in the ownership of our common stock in the current three-year testing period. Accordingly, future changes, even slight changes, in the ownership of our common stock (including, among other things, the exercise of compensatory options) could result in an aggregate change in ownership of more than 50% as defined in the Internal Revenue Code, which could substantially limit the availability of our net operating loss carryforwards, other losses and tax credits.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

We depend highly upon our senior management team. We will continue to require operations management personnel with refinery industry experience. We do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could materially adversely affect our operations and financial condition.

Risks Related to Future Acquisitions

We may not be able to consummate future acquisitions.

A substantial portion of our growth over the last several years has been attributed to acquisitions. A principal component of our strategy going forward is to continue to selectively acquire refining assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses and obtain financing to support our growth and many other factors beyond our control. We may not be successful in implementing our acquisition strategy and, even if implemented, such strategy may not improve our operating results. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility.

We may not be able to successfully integrate future acquisitions into our business.

In connection with future acquisitions, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations. These difficulties may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Any future acquisitions involve risks, including:

•	unexpected losses of key employees, customers and suppliers of the acquired operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations; and

•	mitigating assumed and contingent liabilities.

Risks Related to the Offerings

Our stock price may be volatile.

The market price of our common stock has been in the past, and could be in the future, subject to significant fluctuations in response to factors such as those listed in “—Risks Related to our Business and our Industry—Volatile margins in the refining industry may negatively affect our future operating results and decrease our cash flow,” and the following, some of which are beyond our control:

•	fluctuations in the market prices of crude oil, other feedstocks and refined products, which are beyond our control and may be volatile, such as announcements by OPEC members that they may reduce crude oil output in order to increase prices;

•	quarterly variations in our operating results such as those related to the summer driving season and winter heating season and resulting demand for unleaded gasoline and heating oil;

•	operating results that vary from the expectations of securities analysts and investors;

•	operating results that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	general domestic and international economic conditions, particularly following the terrorist attacks of September 2001.

If we or our existing stockholders sell additional shares of our common stock, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We are also currently evaluating several refinery acquisitions. Any significant acquisition would likely require us to issue shares of our common stock or securities linked to shares of our common stock to finance all or a portion of such acquisition. Additionally, we have granted registration rights to certain of our stockholders pursuant to a registration rights agreement.

Our governing documents and applicable laws include provisions that may discourage a takeover attempt.

Provisions contained in our certificate of incorporation and by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation precludes stockholders from taking action by consent, which inhibits stockholders’ ability to replace board members. Further, only the board of directors or our chairman of the board or chief executive officer may call special meetings of stockholders, which prevents stockholders from calling special meetings to vote on corporate actions. Stockholders who wish to nominate a director or present a matter for consideration at an annual meeting are required to give us notice of such proposal, which gives us time to respond. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

The issuance of our preferred stock could adversely affect the rights of holders of our common stock and discourage transactions that might otherwise be in our best interests.

The issuance of our preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock. Issuance of our preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although our board of directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price.

Our debt securities and guarantees are effectively subordinated to the existing and future liabilities of PRG and our other subsidiaries.

PRG and its subsidiaries are our primary operating subsidiaries. Our only significant assets are our equity interests in PRG and our other subsidiaries. We depend upon the receipt of distributions or other payments from PRG and our other subsidiaries to meet our financial obligations, including obligations under any of our debt securities or guarantees. Our subsidiaries are separate and distinct entities that have no obligation, contingent or otherwise, to pay any amounts due and owing under our indebtedness or to make any funds available to us, whether by dividends, loans or other payments, and they do not guarantee the payment of our corporate-level indebtedness. Accordingly, any of our debt securities and guarantees will be effectively subordinated to existing and future liabilities of our subsidiaries, including PRG, and holders of our debt securities and guarantees should look only to our assets for payments thereunder. At September 30, 2003, after giving effect to the November 2003 offering of an aggregate of $385 million in principal amount of its Senior Notes due 2011 and Senior Subordinated Notes due 2012 and the use of proceeds therefrom, PRG had $1,441.8 million of indebtedness outstanding.

PRG currently is a party to $760 million unsecured credit facility which contains financial and operational covenants and other restrictions which may limit PRG’s ability to make distributions to us. Although PRG presently is in compliance with the credit facility, we cannot assure you that it will continue to be in compliance or that it will be permitted to make distributions to us.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repaying existing indebtedness, financing acquisitions, making capital expenditures and providing working capital.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and PRG’s ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2002	2003	1998	1999	2000	2001	2002
PRG	N/A	2.84	N/A	N/A	1.14	2.58	N/A
Premcor Inc.	N/A	2.80	N/A	N/A	N/A	2.22	N/A

The ratio of earnings to fixed charges is calculated by dividing earnings from continuing operations before income taxes and minority interest, as adjusted, by fixed charges. Earnings from continuing operations before income taxes and minority interest is adjusted to reflect only distributed earnings of investments accounted for under the equity method, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest on indebtedness, including amortization of discount and debt issuance costs and capitalized interest, and one-third of rental and lease expense, the approximate portion representing interest. For PRG, as a result of losses, earnings were insufficient to cover fixed charges by $51.3 million, $87.2 million and $193.0 million for the years ended December 31, 1998, 1999 and 2002, respectively, and $245.5 million for the nine months ended September 30, 2002.

For Premcor Inc., as a result of losses, earnings were insufficient to cover fixed charges by $77.8 million, $113.6 million, $6.6 million, and $216.2 million for the years ended December 31, 1998, 1999, 2000, and 2002, respectively, and $268.2 million for the nine months ended September 30, 2002.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities which may be issued by Premcor Inc. or PRG sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Any particular terms of the debt securities offered by any prospectus supplement will be described in such prospectus supplement. Certain of the terms as referenced below will only apply to debt securities which may be issued either by Premcor Inc. or PRG.

Senior debt securities will be issued by PRG in one or more series under an indenture dated as of February 11, 2003. The indenture relating to senior debt securities is an exhibit to PRG’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-11392). A similar indenture will be used by Premcor Inc. for senior debt securities to be issued by it and will be filed in connection with an offering of such securities. Subordinated debt securities will be issued in one or more series pursuant to a supplemental indenture or under a separate indenture with the trustee, which will be filed in connection with any offering of such securities. You can inspect the indentures at the corporate trust office of the trustee or as described above under “Where You Can Find More Information.”

This section, along with the description in the applicable prospectus supplement, is a summary of the material provisions of the indentures and is not complete. It does not restate the indentures in their entirety. This section, and the description in the applicable prospectus supplement, is qualified in its entirety by the provisions of the indentures. We urge you to read the applicable indenture because it, and not these descriptions, define your rights as a holder of the debt securities. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given them in the applicable indenture.

General

The indenture relating to senior debt securities provides that:

(a)	the debt securities may be issued without limit as to aggregate principal amount;

(b)	the debt securities may be issued in one or more series and at various times;

(c)	the debt securities, when issued, will be unsecured and will not rank below any other of our unsecured indebtedness; and

(d)	a series once issued may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of the series.

The supplemental indenture or indenture relating to subordinated debt securities provides that:

(a)	the debt securities may be issued up to the aggregate principal amount authorized by us from time to time;

(b)	the debt securities may be issued in one or more series and at various times; and

(c)	the debt securities, when issued, will be subordinated to the rights of the senior debt securities, as described under “Subordination of Subordinated Debt Securities.”

If any debt securities issued by PRG are rated below investment grade at the time of issuance, such debt securities will be fully and unconditionally guaranteed by Premcor Inc. as to payment of principal, premium, if any, and interest.

Each applicable prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

(a)	the title of the debt securities;

(b)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(c)	the percentage of the principal amount at which the debt securities will be issued and, if other than 100% of the principal amount of the debt securities, the percentage of the principal at which the debt securities will be offered;

(d)	the date or dates on which the principal of the debt securities will be payable;

(e)	the rate or rates, which may be fixed or floating, at which the debt securities will bear interest, if any;

(f)	the date or dates from which any interest will accrue, the interest payment dates, the record dates for the interest payment dates and the person to whom the interest will be payable;

(g)	the place or places where payments may be made on the debt securities;

(h)	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed at our option;

(i)	the obligation, if any, of us to redeem, repay, or repurchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the periods, prices, terms, and conditions of such redemption or purchase;

(j)	the events of default or covenants of the debt securities, to the extent different from or in addition to those described herein;

(k)	whether the debt securities will be issued in certificated and/or book-entry form;

(l)	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000, and any integral multiple thereof;

(m)	whether the debt securities offered will be senior or subordinated;

(n)	if applicable and with respect to Premcor Inc. only, the terms of any right to convert the debt securities into its common stock or other securities or property, including whether conversion is mandatory or at the option of the holder, and how the number of shares of common stock or other securities or property to be received will be calculated;

(o)	with respect to any obligation of ours to purchase the debt securities at the option of the holders, the requirements of Section 14(e) under the Exchange Act and any other applicable tender offer rules under the Exchange Act;

(p)	if other than U.S. dollars, the currency or currencies of principal and any premium and interest payments on the debt securities;

(q)	any index, formula or other method used to determine the amount of principal, premium and interest payments on the debt securities and the manner in which such amounts shall be determined;

(r)	with respect to any series of debt securities issued by PRG rated below investment grade at the time of issuance, the guarantees thereof by Premcor Inc.; and

(s)	any other terms or conditions of the debt securities not inconsistent with the provisions of the indenture upon which the debt securities will be offered.

Unless otherwise provided in the prospectus supplement relating to the offering of any debt securities, principal, premium and interest, if any, will be payable, and the debt securities will be transferable and exchangeable, at the office or offices or agency maintained by us for such purposes, provided that payment of interest on the debt securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register.

Debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity, upon surrender of the debt securities at an agency we maintain for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Debt securities may bear interest at a fixed or a floating rate. We may issue debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. If so, these will be sold at a discount below their stated principal amount. If material or applicable, the applicable prospectus supplement will describe any special United States federal income tax considerations applicable to these debt securities or to certain debt securities.

Pursuant to the indentures, we must file annually with the trustee a certificate as to compliance with all conditions and covenants contained in the indentures.

The indentures do not contain any provisions that would afford holders protection in the event of a highly leveraged or similar transaction involving us.

We refer you to the description of any additional covenants listed in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, our board of directors or the trustee can waive, with respect to a series of debt securities, compliance with such covenants, only if the holders of a majority in principal amount of all outstanding debt securities of such series consent to the waiver. These covenants may also be modified to the extent that the defeasance and covenant defeasance provisions of the indenture apply to such series of debt securities. See “Modification and Amendment.”

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities:

(a)	the right to receive payment under the subordinated debt securities will be subordinate to the payment in full of all senior debt;

(b)	the holders of senior debt will receive payment in full of principal of (and premium, if any) and interest, if any, on such senior debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring, or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us;

(c)	in the event of liquidation or insolvency, our creditors who are not holders of senior debt or are holders of subordinated debt securities may recover less than holders of senior debt and may recover more than the holders of subordinated debt securities;

(d)	in the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt outstanding at the time of the acceleration will be entitled to receive payment in full of all amounts due before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities; and

(e)	payments on account of principal (or premium, if any) or interest, if any, on the subordinated debt securities may only be made if the following has not occurred or is not continuing:

•	a default in any payment with respect to senior debt,

•	an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or

•	any judicial proceeding is pending with respect to any such default.

For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain of our subordinated securities) upon conversion of a subordinated debt security will be deemed to constitute payment on account of the principal of such subordinated debt security.

Senior debt means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that such claim for post-petition interest is allowed in such proceeding), on indebtedness for borrowed money, whether incurred on or before the date of the subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other indebtedness for borrowed money which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that senior debt shall not be deemed to include the subordinated debt securities.

The subordinated indenture or supplemental indenture permits the incurrence of additional senior debt, including indebtedness senior to the subordinated debt securities, which is subordinate to our other obligations. Senior debt securities, when issued, will constitute senior debt.

The prospectus supplement may describe additional provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Guarantees

Premcor Inc. will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any debt securities rated below investment grade at the time of issuance by PRG, and the due and punctual payment of any sinking fund payments thereon, when such payments become due and payable.

Global Securities

We may issue the debt securities of a series in the form of a global security (the “Global Security”). The Global Security will be deposited with, or on behalf of, Depository Trust Company, as depositary.

Upon the issuance of the Global Security, the depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the Global Security to the accounts of persons that have accounts with such Depositary, the participants. Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

So long as the depositary, or its nominee, is the registered owner of the Global Security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indentures. Except as provided below, only the depositary or its nominee may:

(a)	have any of the individual debt securities represented by the Global Security registered in its name,

(b)	receive or be entitled to receive physical delivery of any such debt securities in definitive form, and

(c)	be considered the owner or holder of such debt securities under the indentures.

Payments of principal of (and premium, if any) and interest, if any on individual debt securities represented by the Global Security registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of the Global Security. We, the trustee, any paying agent, or the securities registrar for the debt securities will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised by the depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the depositary immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security, as shown on the depositary’s records. Payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of the participants.

If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in definitive registered form in exchange for the Global Security. In addition, we may at any time and in our sole discretion determine to have no debt securities of a series represented by one or more Global Securities. If that is the case, we will issue debt securities in definitive registered form in exchange for the Global Security for such series. If we so specify, an owner of a beneficial interest in the Global Security may, on terms acceptable to us, the trustee and the depositary, receive debt securities in definitive registered form in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of debt securities in definitive registered form equal in principal amount to such beneficial interest which will be issued in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

Each person owning a beneficial interest in a Global Security for a series of debt securities must rely on the depositary’s procedures and, if such person is not a participant, on the participant’s procedures, to exercise any rights of a holder of securities under the indentures. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Under existing industry practices, if we request any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would then authorize beneficial owners owning through such participants to give or take such action or otherwise act upon the instructions of such beneficial owners.

The depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers (including the underwriters, if any), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or the representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Merger, Consolidation, Sale or Conveyance

Under the senior notes indenture, we may not consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity unless:

(a)	the surviving entity is a domestic corporation which assumes all of our obligations under the notes and the indenture;

(b)	at the time of and immediately after such transaction, no default or Event of Default has occurred and is continuing; and

(c)	except with respect to a merger of Premcor Inc. with or into Premcor USA that does not result in a rating decline with respect to any debt securities, after giving pro forma effect to the transaction, we comply with the financial coverage ratios required by the indenture.

Limitation on Indebtedness

Under the senior notes indenture, we will not, directly or indirectly, incur any indebtedness other than the debt securities and currently outstanding obligations and certain other indebtedness permitted under the indenture, unless after giving effect to the incurrence of such indebtedness, we comply with the financial coverage ratios required by the indenture.

Notwithstanding the above, our subsidiaries may incur non-recourse debt, provided, however, that if any such indebtedness ceases to be non-recourse debt of a subsidiary, it shall be deemed to constitute an incurrence of indebtedness by our subsidiary.

Additional Covenants

Any applicable additional covenants concerning the debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

The following events are “Events of Default” with respect to any series of debt securities issued under the indentures:

(a)	our failure to pay any interest on any debt security when due or within 30 days thereafter;

(b)	our failure to pay principal of (or premium, if any, on) any debt security when due;

(c)	our failure to observe or comply with any certain covenants restricting our ability to merge, consolidate and sell assets;

(d)	our breach of any of our other covenants or warranties in the indenture and such breach continues for a period of 30 days after written notice as provided in the indenture;

(e)	our failure to pay, at final maturity, in excess of $25 million in principal amount of any of our indebtedness, or acceleration of any of such indebtedness, in an aggregate principal amount in excess of $25 million;

(f)	the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us in an aggregate principal amount in excess of $50 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and

(g)	certain events in bankruptcy, insolvency or reorganization affecting us or any of our Significant Subsidiaries which, in the case of an involuntary proceeding, remains unstayed and in effect for a period of 60 consecutive days.

Events of Default may be added or changed for the benefit of holders of certain series of debt securities. Any additions or changes will be described in the applicable prospectus supplement. Unless the default has been cured or waived, the trustee will notify the holders of debt securities within 60 days of such continuing default; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series if the trustee determines that such withholding is in the best interest of such holders.

If an Event of Default (other than as described in clause (g) above) with respect to any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of (and accrued and unpaid interest on) all debt securities of that series immediately due and payable. This acceleration may be annulled under certain circumstances. If an Event of Default described in clause (g) above has occurred and is continuing, the principal amount of (and accrued and unpaid interest on) all debt securities of all series will be immediately due and payable, without any declaration or other act by the trustee or any holder.

Holders of a majority in principal amount of the outstanding debt securities of any series of debt securities then outstanding may waive:

(a)	any past default with respect to such series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series; and

(b)	our compliance with certain covenants in the applicable indenture with respect to debt securities of such series.

If an Event of Default shall occur and be continuing, either the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of the affected series may accelerate the maturity of all of the debt securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of outstanding debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture.

No holder of any debt securities will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the due date expressed in such note.

Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities.

We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in such performance.

Satisfaction and Discharge of Indentures

Any indenture will be discharged and will cease to be of further effect as to all debt securities issued thereunder, when:

(a)	either:

(1)	all debt securities that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(2)	all debt securities that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, in amounts sufficient to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium, and interest to the date of maturity or redemption;

(b)	we have paid or caused to be paid all sums payable by us under the indenture;

(c)	we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; and

(d)	the trustee has received such other documents and assurances as the trustee has reasonably requested.

Modification and Amendment

Any indenture may be supplemented, modified and amended with the consent of the holders of a majority in principal amount of all outstanding debt securities or series of outstanding debt securities which are affected by such modification or amendment. Only with the consent of each holder of any debt security affected, may an amendment or modification:

(a)	extend the stated maturity of the principal of the debt security;

(b)	reduce the principal amount of, or the rate or amount of interest on, or any premium payable upon redemption of, the debt security,

(c)	reduce the amount of original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of such debt security,

(d)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt security;

(e)	with respect to subordinated debt, modify subordinated provisions in a manner adverse to subordinated debt holders.

Holders of a majority in principal amount of a series of outstanding debt securities may waive our compliance with certain covenants relating to any series of debt securities.

In certain prescribed instances, we and the trustee may execute supplemental indentures without the consent of any holder of debt securities, including establishing the form or terms of debt securities of any series.

Defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the debt securities (“legal defeasance”). Legal defeasance with respect to the debt securities means that we will be discharged from any and all obligations in respect of the debt securities.

In addition, we may, at our option and at any time, elect to omit to comply with certain restrictive covenants, and that omission will not be deemed to be an Event of Default under the indenture and the debt securities issued (“covenant defeasance”). With respect to the covenant defeasance, the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above will remain in full force and effect.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities only if we have irrevocably deposited with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on either series of outstanding debt securities.

The trust referred to above may be established only if, among other things:

(a)	with respect to legal defeasance, we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

(b)	with respect to covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)	no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default has occurred or is continuing;

(d)	we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(e)	certain other customary conditions precedent are met.

No Conversion Rights

The debt securities issuable by PRG will not be convertible into or exchangeable or exercisable for any capital stock or equity interests.

Applicable Law

The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The trustee may provide various commercial banking services to us from time to time. Upon the occurrence of an event of default or an event which, after notice of lapse of time or both, would become an event of default, or upon the occurrence of a default under any other indenture, the trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939 and, unless the trustee is able to eliminate any such conflicting interest, the trustee may be required to resign as trustee under either the subordinated or senior indenture. In that event, we would be required to appoint a successor trustee for such indentures.

DESCRIPTION OF PREFERRED STOCK

General

We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock are issued or outstanding.

The statements below describing the preferred stock are in all respects subject to and qualified by reference to the applicable provisions of our certificate of incorporation and bylaws and any applicable certificate of designations designating terms of a series of preferred stock.

The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although our board of directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price. Our management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

Subject to the limitations prescribed by our certificate of incorporation, our board of directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(1)	senior to all classes or series of our common stock;

(2)	senior to all equity securities ranking junior to the preferred stock;

(3)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment; and

(4)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” excludes convertible debt securities.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of funds legally available for payment, cash dividends at rates, on the terms and on dates set forth in the applicable prospectus supplement. Dividends may be based on different rates, which may be fixed or variable. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

Redemption

If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Preferred stockholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital shares ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up.

If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Conversion Rights

The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of our common stock. These terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price (or manner of calculation);

•	the conversion period;

•	whether conversion will be at the option of the holders of the preferred stock or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such series of preferred stock.

Registrar and Transfer Agent

The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock includes 150,000,000 shares of common stock, $0.01 par value per share. At December 15, 2003, there were 74,116,860 shares of common stock outstanding.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, voting together as one class, except that holders of common stock are not entitled to vote with respect to matters reserved, by law or agreements, solely to any other class of capital stock. The holders of common stock do not have cumulative voting rights in the election of directors.

Holders of common stock are entitled to receive dividends payable either in cash, in property or in shares, if, as and when declared by our board of directors, out of assets legally available for that purpose. Dividend payments are subject to preferential rights, if any, of the preferred stock. Upon our liquidation, dissolution or winding up, after payment or provision for the payment of our debts and other liabilities and of the preferential amounts, if any, to which the holders of preferred stock are entitled, the holders of all outstanding shares of common stock will be entitled to receive our remaining assets that will be distributed ratably in proportion to the numbers of shares held by each holder of common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to shares of common stock.

Registrar and Transfer Agent

American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for the common stock.

DESCRIPTION OF WARRANTS

General

We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Pursuant to this prospectus we also may issue warrants to underwriters or agents as additional compensation in connection with a distribution of our securities.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

The prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock and the nature and amount of common stock, or the method of determining that amount;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

We and PRG may sell any of the securities being offered hereby in any one or more of the following ways from time to time:

•	to or through underwriters;

•	through dealers or other designated agents; or

•	directly to purchasers.

We will name, in the applicable prospectus supplement, any underwriter or agent involved in the offer and sale of the securities.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us or PRG may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us or PRG to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If the securities are sold by means of an underwritten offering, we and/or PRG will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of the securities, we or PRG will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

We or PRG may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or PRG to indemnification by us and/or PRG against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We and/or PRG may elect to list any of the securities on an exchange, but neither us nor PRG shall be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us or PRG. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us or PRG and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us, we and/or PRG may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries (including PRG) in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we or PRG may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from us or PRG, at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including PRG) in the ordinary course of business.

LEGAL MATTERS

Stroock & Stroock & Lavan LLP of New York, New York will opine upon the validity of the issuance of the securities offered hereby for us.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Annual Report on Form 10-K of Premcor Inc. and The Premcor Refining Group Inc. for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, (which report on Premcor Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to the Premcor Inc.’s change in its method of accounting for stock based compensation issued to employees, and which report on The Premcor Refining Group, Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for stock based compensation issued to employees and the restatement of the consolidated financial statements to give effect to the contribution of Sabine River Holding Corp. common stock owned by Premcor Inc. to The Premcor Refining Group, Inc., which was accounted for in a manner similar to a pooling of interests), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q of Premcor Inc. and PRG for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

The Premcor Refining Group Inc.